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As filed with the Securities and Exchange Commission on June 13, 2018

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALTAGAS LTD.
(Exact name of Registrant as specified in its charter)

Canada
(Province or other jurisdiction of
incorporation or organization)

1311; 4923
(Primary Standard Industrial
Classification Code Number)

N/A
(I.R.S. Employer Identification Number)

AltaGas Ltd., 1700, 355 — 4th Avenue, S.W. Calgary, Alberta, Canada, T2P 0J1, (403) 691-7575
(Address and telephone number of Registrant's principal executive offices)

AltaGas Services (U.S.) Inc.
1919 McKinney Ave
Dallas, TX 75201
(469) 904-5200
(Name, address, and telephone number of agent for service in the United States)

Copies to:
David M. Harris President & Chief Executive Officer AltaGas Ltd. 1700, 355 — 4th Avenue S.W. Calgary, Alberta, Canada T2P 0J1 (403) 691-7575	Robert F. Gray, Jr. Michael L. Hermsen Mayer Brown LLP 71 S. Wacker Drive Chicago, Illinois U.S.A., 60606 (312) 782-0600	Keith Chatwin Stikeman Elliott LLP 4300 Bankers Hall West 888 Third Street S.W. Calgary, Alberta, Canada T2P 5C5 (403) 266-9000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement is declared effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

           It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	By at some future date (check appropriate box below):
1.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2.	☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.	☒	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	After the filing of the next amendment to this form (if preliminary material is being filed).

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box:    ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per Security(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Debt Securities

Preferred Shares

Total	U.S.$2,000,000,000	100%	U.S.$2,000,000,000	U.S.$249,000

(1)
There are being registered under this registration statement on Form F-10 such indeterminate number of debt securities and preferred shares of AltaGas Ltd. (the "Registrant") as shall have an aggregate initial offering price not to exceed U.S.$2,000,000,000. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement.

(2)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities registered under this registration statement.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

i

ALTAGAS LTD.

US$2,000,000,000

Debt Securities
Preferred Shares

AltaGas Ltd. ("AltaGas") may from time to time offer and issue the following securities: (i) notes or other types of unsecured debt securities which may be issuable in series (collectively, "Debt Securities"); and (ii) preferred shares in series in the capital of AltaGas ("Preferred Shares" and, together with the Debt Securities, the "Securities"), or any combination thereof, up to an aggregate offering price of US$2,000,000,000 (or its equivalent in any other currency used to denominate the Securities) during the 25-month period that this short form base shelf prospectus (this "Prospectus"), including any amendments hereto, remains effective.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AltaGas is permitted, under a multijurisdictional disclosure system adopted by the United States (the "U.S.") and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the U.S. The financial statements included or incorporated herein by reference have been prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), and are subject to Canadian and U.S. auditing and auditor independence standards.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences both in the U.S. and Canada. Such tax consequences for investors who are resident in, or citizens of, the U.S. may not be described fully herein or in any applicable prospectus supplement (as hereinafter defined). You should read the tax discussion under "Certain Income Tax Considerations" herein and the tax discussion in any applicable prospectus supplement.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that AltaGas is incorporated under the laws of Canada, that most of its officers and directors are residents of Canada, that some of the experts named in this Prospectus are residents of Canada and that a substantial portion of the assets of AltaGas and said persons are located outside the U.S. See "Enforcement of Civil Liabilities".

The Securities may be offered for sale separately or in combination with one or more other Securities, in amounts, at prices and on terms to be determined based on market conditions and other factors AltaGas may deem relevant at the time of sale and set forth in an accompanying shelf prospectus supplement (a "prospectus supplement").

The specific terms of any offering of Securities will be set forth in a prospectus supplement including, where applicable: (i) in the case of Debt Securities, the specific designation of the Debt Securities, any limit on the aggregate principal amount or number of the Debt Securities, the currency, the issue and delivery date, the maturity date, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), whether the Debt Securities will bear interest, the interest rate or method of determining the interest rate, the interest payment date(s), any terms of redemption, any conversion or exchange rights, the repayment terms, the form (either global or definitive), whether the payment on the Debt Securities will be senior or subordinated to AltaGas' other liabilities and obligations, the authorized denominations and any other specific terms; and (ii) in the case of Preferred Shares, the designation of the particular series, the number of Preferred Shares offered, the offering price or the manner of determining the offering price, any voting rights, the dividend rate, the dividend payment dates, and terms for redemption at the option of AltaGas or the holder, any exchange or conversion terms and any other specific terms. A prospectus supplement may include other specific terms pertaining to the Securities that are not prohibited by the parameters set forth in this Prospectus.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this Prospectus. A prospectus supplement containing the specific terms of any offered Securities and other information relating to the offered Securities will be delivered to prospective purchasers of such offered Securities, together with this Prospectus, and will be deemed to be incorporated by reference into this Prospectus for the purpose of securities legislation as of the date of such prospectus supplement and only for the purpose of the offering of such Securities to which the prospectus supplement pertains.

AltaGas may sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell the Securities directly to one or more purchasers pursuant to applicable statutory exemptions or through agents. See "Plan of Distribution". The prospectus supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by AltaGas in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including the type of security being offered, the public offering price (or the manner of determination thereof if offered on a non-fixed price basis), the method of distribution of such Securities, the proceeds to AltaGas and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution of the Securities.

In connection with any offering of Securities and subject to applicable laws, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize or maintain the market price of the Securities at a level above that which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution". No underwriter, dealer or agent has been involved in the preparation of this short form Prospectus or performed any review of the contents of this short form Prospectus.

The common shares of AltaGas (the "Common Shares") are listed on the Toronto Stock Exchange (the "TSX") under the symbol "ALA", the cumulative redeemable 5-year rate reset Preferred Shares, Series A of AltaGas (the "Preferred Shares, Series A") are listed on the TSX under the symbol "ALA.PR.A", the cumulative redeemable floating rate preferred shares, Series B of AltaGas (the "Preferred Shares, Series B") are listed on the TSX under the symbol "ALA.PR.B", the cumulative redeemable 5-year rate reset Preferred Shares, Series C of AltaGas (the "Preferred Shares, Series C") are listed on the TSX under the symbol "ALA.PR.U", the cumulative redeemable 5-year rate reset Preferred Shares, Series E of AltaGas (the "Preferred Shares, Series E") are listed on the TSX under the symbol "ALA.PR.E", the cumulative redeemable 5-year rate reset Preferred Shares, Series G of AltaGas (the "Preferred Shares, Series G") are listed on the TSX under the symbol "ALA.PR.G", the cumulative redeemable 5-year rate reset Preferred Shares, Series I of AltaGas (the "Preferred Shares, Series I") are listed on the TSX under the symbol "ALA.PR.I" and the cumulative redeemable 5-year rate reset Preferred Shares, Series K of AltaGas (the "Preferred Shares, Series K") are listed on the TSX under the symbol "ALA.PR.K". Any offering of Securities would be a new issue of securities with no established trading market. Unless otherwise specified in the applicable prospectus supplement, there is no market through which the Securities may be sold and purchasers may not be able to resell such securities purchased under this Prospectus and any prospectus supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation. See "Risk Factors".

Investing in the Securities involves risk. It is important for an investor to consider the particular risk factors that may affect AltaGas and the industry in which it is investing. See, for example, the risk factors set out under the "Risk Factors" section on pages 61 to 69 of the AIF (as hereinafter defined). This section also describes AltaGas' assessment of those risk factors, as well as the potential consequences to an investor if a risk should occur. The risk factors identified under the heading "Note Regarding Forward-Looking Information and Statements" in this Prospectus and any other risk factors identified in documents incorporated by reference herein should also be carefully reviewed and evaluated by prospective investors before purchasing Securities offered hereunder.

AltaGas' head and registered offices are located at 1700, 355 — 4th Avenue S.W., Calgary, Alberta T2P 0J1.

The offering of Securities is subject to approval of certain Canadian legal matters on behalf of AltaGas by Stikeman Elliott LLP and of certain U.S. legal matters on behalf of AltaGas by Mayer Brown LLP.

The date of this prospectus is June 13, 2018.

iii

ABOUT THIS PROSPECTUS

        Prospective investors should rely only on the information contained in or incorporated by reference into this Prospectus or any applicable prospectus supplement. AltaGas has not authorized any other person to provide prospective investors with additional or different information. If anyone provides prospective investors with different or inconsistent information, prospective investors should not rely on it. AltaGas will offer to sell, and seek offers to buy, Securities only in jurisdictions where offers and sales are permitted. Prospective investors should assume that the information appearing in this Prospectus, any applicable prospectus supplement or any information AltaGas has previously filed with securities commissions or similar authorities in Canada and the U.S. that is incorporated in this Prospectus by reference, is accurate as of their respective dates only. AltaGas' business, financial condition, results of operations and prospects may have changed since those dates.

        In this Prospectus, and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References to "dollars" or "$" are to the lawful currency of Canada. References to "U.S. dollars" or "US$" are to the lawful currency of the U.S.

        The following table sets forth, for each of the periods indicated, the exchange rate, the average exchange rate and the high and low exchange rates of one U.S. dollar in exchange for Canadian dollars as reported by the Bank of Canada. On June 12, 2018, the exchange rate as reported by the Bank of Canada was US$1.00 = $1.3004. All Bank of Canada exchange rates are indicative rates only, derived from averages of transaction prices and price quotes from financial institutions. As such, they are intended to be broadly indicative of market prices at the time of publication but do not necessarily reflect the rates at which actual market transactions have been or could be conducted. They may differ from the rates provided by financial institutions and other market sources. Bank of Canada exchange rates are released for statistical and analytical purposes only and are not intended to be used as the benchmark rate for executing foreign exchange trades. The accuracy or completeness of these exchange rates cannot be guaranteed.

	Three months ended March 31,	Year ended December 31
	2018	2017	2016	2015
High	1.3088	1.3743	1.4589	1.3990
Low	1.2288	1.2128	1.2544	1.1728
Average(1)	1.2647	1.2986	1.3231	1.2907
Period End	1.2894	1.2545	1.3427	1.3840

Note:

(1)
The average of the exchange rates on the last day of each month during the applicable period.

        Unless otherwise indicated, all financial information incorporated by reference in this Prospectus has been prepared in accordance with U.S. GAAP.

        This Prospectus provides a general description of the Securities that AltaGas may offer. Each time AltaGas offers and sells Securities under this Prospectus, AltaGas will provide prospective investors with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this Prospectus. Before investing in any Securities, prospective investors should read both this Prospectus and any applicable prospectus supplement together with additional information described below under "Documents Incorporated by Reference".

        All information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more prospectus supplements that will be made available together with this Prospectus.

        For an explanation of certain terms and abbreviations used in this Prospectus, reference is made to the "Glossary" beginning on page 40 of this Prospectus.

 NON-GAAP FINANCIAL MEASURES

        Certain information presented in, or incorporated by reference into, this Prospectus contains references to certain financial measures that do not have a standardized meaning prescribed by U.S. GAAP and may not be comparable to similar measures presented by other entities. Investors are cautioned that these non-GAAP measures should not be construed as an alternative to net earnings or other measures of financial performance calculated in accordance with U.S. GAAP.

        These non-GAAP measures, including "normalized EBITDA", "normalized Net Income", "normalized Funds from Operations (FFO)", "net debt" and "net debt to total capitalization", have the meanings set out in the 2018 Q1 MD&A (as hereinafter defined) which is incorporated by reference herein. The specific rationale for, and incremental information associated with (including a reconciliation to the most directly comparable measure calculated in accordance with U.S. GAAP), each non-GAAP measure is also discussed therein.

        In addition, in this Prospectus we use the Non-GAAP measure "normalized Funds from Operations per Share (FFOPS)", which is derived by dividing FFO by the weighted-average shares outstanding for the relevant period. Finally, in this Prospectus we use the Non-GAAP measure "Earnings Before Interest and Taxes (EBIT)", which is disclosed in respect of WGL's business segments only. As described in its annual report on Form 10-K, filed with the SEC, WGL's calculation of EBIT includes operating income, certain other income (expense), earnings from unconsolidated affiliates and is reduced by amounts attributable to non-controlling interests. EBIT is used in assessing the results of each segment's operations.

NOTE REGARDING FORWARD-LOOKING INFORMATION AND STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain "forward-looking information" and "forward-looking statements" within the meaning of Canadian and U.S. securities laws (collectively, "forward-looking statements"). When used in this Prospectus and the documents incorporated by reference herein, the words "may", "can", "would", "could", "should", "will", "intend", "plan", "anticipate", "believe", "aim", "seek", "propose", "contemplate, "estimate", "focus", "strive", "forecast", "expect", "project", "target", "potential", "objective", "continue", "outlook", "vision", "opportunity" and similar expressions suggesting future events or future performance, as they relate to AltaGas or an affiliate of AltaGas, are intended to identify forward-looking statements. In particular, this Prospectus and the documents incorporated by reference herein contain forward-looking statements with respect to, among other things, business objectives, expected growth, results of operations, performance, business projects and opportunities and financial results.

        This Prospectus also includes forward-looking statements with respect to the Acquisition (as set forth under "Recent Developments — Acquisition of WGL"), including:

  •
  the expected Closing Date;

  •
  the aggregate cash consideration payable by Merger Sub in connection therewith and the anticipated sources of financing thereof;

  •
  expected future senior debt, hybrid security, equity or equity-linked security (including any Preferred Shares or convertible debentures) financings;

  •
  planned asset monetizations;

  •
  anticipated benefits of the Acquisition, including:

  •
  the combination of AltaGas and WGL and related performance, including, without limitation, the portfolio of assets of the combined entity, the lines of business of the combined entity, growth and investment opportunities available to AltaGas;

  •
  the quality and growth potential of the assets;

  •
  the strategic focus of the business;

  •
  the combined rate base and rate base growth;

    •
    EPS accretion and Normalized FFOPS accretion through 2021;

    •
    growth on an absolute dollar basis;

    •
    strength of earnings including, without limitation, Normalized FFOPS and normalized EBITDA growth rate;

    •
    the ability of the combined entity to target higher growth markets, high growth franchise areas, and other growth markets;

    •
    the liquidity of the combined entity and its ability to maintain an investment grade credit rating;

    •
    the location of headquarters for the U.S. utility business, the local governance of WGL after the acquisition, the compatibility of the corporate cultures, the leveraging of respective core competencies and strategies, the retention and role of WGL employees and the holding of significant roles for existing WGL management;

    •
    the fact that closing of the Acquisition is conditioned on certain events occurring;

    •
    utility and power segment customers;

    •
    the geographical and industry diversification of the combined entity's business;

    •
    the stability of cash flows and of AltaGas' business;

    •
    the growth potential available to AltaGas in clean energy, natural gas generation and retail energy services;

    •
    the significance and growth potential and expectations for growth in the Montney and Marcellus/Utica;

    •
    the strength of AltaGas and WGL as utility operators;

    •
    intentions for further investment in Virginia, Maryland and Washington D.C.;

    •
    expectations for normalized EBITDA allocation by business segments;

    •
    expected timing and capital expenditures for certain AltaGas and WGL projects and expected capital investment for certain business segments;

    •
    long-term target business mix;

    •
    the increase of the scale and scope of AltaGas, including, without limitation, the growth in the number of employees and operational jurisdictions;

  •
  the receipt of all necessary regulatory, shareholder and stock exchange approvals; and

  •
  the entering into, the terms of, and the anticipated indebtedness to be incurred under, the Bridge Facility.

        These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or achievements to differ materially from those expressed or implied by such statements. Such statements reflect AltaGas' then current expectations, estimates and projections based on certain material factors and assumptions at the time the statement was made. The material assumptions in making these forward-looking statements are disclosed in the AIF and the 2017 MD&A (as hereinafter defined), as may be modified or superseded by documents incorporated or deemed to be incorporated by reference in this Prospectus, and in the 2018 Q1 MD&A, respectively, and include: expected commodity supply, demand and pricing; volumes and rates; exchange rates; inflation; interest rates; credit ratings; regulatory approvals and policies; future operating and capital costs; project completion dates; capacity expectations; implications of recent U.S. tax legislation changes; and the outcomes of significant commercial contract negotiation. The material assumptions in relation to the Acquisition include:

  •
  the timing and completion of the Acquisition, including receipt of Regulatory Approvals;

  •
  planned and unplanned outages and the use of AltaGas' and WGL's pipeline and energy assets;

  •
  integrity and reliability of AltaGas' and WGL's pipeline and energy assets;

  •
  access to capital markets;

  •
  anticipated construction costs, schedules and completion dates;

  •
  any planned asset monetizations can be achieved on commercially reasonable terms; and

  •
  the realization of the anticipated benefits of the Acquisition to AltaGas, including impacts on growth and accretion in various financial metrics.

        AltaGas' forward-looking statements are subject to certain risks and uncertainties which could cause results or events to differ from current expectations, including, without limitation: access to and use of capital markets; market value of AltaGas' securities; AltaGas' ability to pay dividends; AltaGas' ability to service or refinance its debt and manage its credit rating and risk; prevailing economic conditions; potential litigation; AltaGas' relationships with external stakeholders, including Aboriginal stakeholders; volume throughput and the impacts of commodity pricing, supply, composition and other market risks; available electricity prices; interest rate, exchange rate and counterparty risks; the Representation, Management and Processing Agreements at the combined Harmattan gas processing facility and extraction plant and associated facilities; legislative and regulatory environment; underinsured losses; weather, hydrology and climate changes; the potential for service interruptions; availability of supply from Cook Inlet; availability of biomass fuel; AltaGas' ability to economically and safely develop, contract and operate assets; AltaGas' ability to update infrastructure on a timely basis; AltaGas' dependence on certain partners; impacts of climate change and carbon taxation; effects of decommissioning, abandonment and reclamation costs; impact of labour relations and reliance on key personnel; cybersecurity risks; risks associated with the acquisition of WGL, the financing of the Acquisition and the underlying business of WGL; and the other factors discussed under the heading "Risk Factors" in this Prospectus and in the AIF incorporated herein by reference.

        Many factors could cause AltaGas' or any of its business segment's actual results, performance or achievements to vary from those described in this Prospectus and the documents incorporated by reference herein, including, without limitation, those listed above and the assumptions upon which they are based proving incorrect. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this Prospectus and the documents incorporated by reference herein as intended, planned, anticipated, believed, sought, proposed, estimated, forecasted, expected, projected or targeted and such forward-looking statements included in this Prospectus and the documents incorporated by reference herein should not be unduly relied upon. The impact of any one assumption, risk, uncertainty or other factor on a particular forward-looking statement cannot be determined with certainty because they are interdependent and AltaGas' future decisions and actions will depend on management's assessment of all information at the relevant time. Such statements speak only as of the date of this Prospectus or as of the date specified in the documents incorporated by reference herein, as the case may be. AltaGas does not intend, and does not assume any obligation, to update these forward-looking statements except as required by law. The forward-looking statements contained in this Prospectus and the documents incorporated by reference herein are expressly qualified by these cautionary statements.

        Financial outlook information contained in this Prospectus and the documents incorporated by reference herein about prospective results of operations, financial position or cash flow is based on assumptions about future events, including economic conditions and proposed courses of action, based on management's assessment of the relevant information available as of the date of this Prospectus or as of the date specified in the documents incorporated by reference herein, as the case may be. Readers are cautioned that such financial outlook information contained in this Prospectus and the documents incorporated by reference herein should not be used for purposes other than for which it is disclosed herein or therein, as the case may be.

        None of AltaGas', WGL's or Washington Gas' independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial outlook information incorporated by reference in this Prospectus, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial outlook information.

PRESENTATION OF FINANCIAL INFORMATION

        The financial statements of AltaGas incorporated by reference in this Prospectus are reported in Canadian dollars and have been prepared in accordance with U.S. GAAP. All financial information of each of WGL and Washington Gas incorporated by reference in this Prospectus is reported in U.S. dollars and has been derived from audited and/or unaudited historical financial statements of WGL and Washington Gas, respectively, that were prepared in accordance with U.S. GAAP. Where financial information of WGL or Washington Gas has been converted from U.S. dollars to Canadian dollars for purposes of comparison to and combination with, financial information of AltaGas, U.S. dollars have been converted to Canadian dollars at the exchange rate reflected in such financial statements.

CAUTION REGARDING UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        This Prospectus incorporates by reference certain unaudited pro forma consolidated financial statements of AltaGas, giving effect to: (a) the Subscription Receipt Offering and the Concurrent Private Placement; (b) the issuance of Common Shares upon the exchange of the Subscription Receipts; (c) the Bridge Facility; and (d) the completion of the Acquisition. Such unaudited pro forma consolidated financial statements have been prepared using certain of AltaGas' and WGL's respective historical financial statements as more particularly described in the notes to such unaudited pro forma consolidated financial statements. AltaGas has not independently verified the financial statements of WGL that were used to prepare the unaudited pro forma consolidated financial statements or that are included or incorporated by reference in this Prospectus. Such unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon the finalization of the Purchase Price allocation under the Acquisition may differ from the amounts reflected in such unaudited pro forma consolidated financial statements. Since the unaudited pro forma consolidated financial statements have been developed to retroactively show the effect of a transaction that has or is expected to occur at a later date (even though this was accomplished by following generally accepted practice using reasonable assumptions), there are limitations inherent in the very nature of pro forma data. The data contained in the unaudited pro forma consolidated financial statements represents only a simulation of the potential financial impact of AltaGas' acquisition of WGL. Undue reliance should not be placed on such unaudited pro forma consolidated financial statements. See "Note Regarding Forward-Looking Information and Statements" and "Risk Factors".

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this short form Prospectus from documents filed with securities commissions or similar authorities in Canada and with the SEC in the U.S. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President and General Counsel of AltaGas at 1700, 355 — 4th Avenue S.W., Calgary, Alberta, T2P 0J1, Telephone: (403) 691-7575. These documents are also available through the Internet on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at www.sedar.com or the Electronic Data Gathering and Retrieval System (EDGAR) which can be accessed at www.sec.gov.

        The following documents filed by AltaGas with the various provincial securities commissions or similar authorities in Canada and with the SEC, are specifically incorporated into and form an integral part of this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus:

  (a)
  the annual information form of AltaGas dated February 28, 2018 for the year ended December 31, 2017 (the "AIF");

  (b)
  the audited consolidated financial statements of AltaGas and notes thereto as at and for the years ended December 31, 2017 and 2016 together with the auditors' report thereon, and management's discussion and analysis of results of operations and financial condition for the year ended December 31, 2017 (the "2017 MD&A");

  (c)
  the unaudited consolidated financial statements of AltaGas and notes thereto as at and for the three months ended March 31, 2018 and 2017, and the management's discussion and analysis of results of operations and financial condition for the three months ended March 31, 2018 (the "2018 Q1 MD&A");

  (d)
  the information circular dated March 23, 2018 relating to the annual meeting of holders of Common Shares of AltaGas held on May 1, 2018;

  (e)
  the audited consolidated financial statements of WGL and notes thereto as at and for the years ended September 30, 2017 and September 30, 2016, together with the auditors' report thereon;

  (f)
  the unaudited condensed consolidated financial statements of WGL as at March 31, 2018 and for the six months ended March 31, 2018;

  (g)
  the unaudited pro forma consolidated financial statements of AltaGas for the year ended December 31, 2017 and as at and for the three months ended March 31, 2018, in each case after giving effect to the Acquisition and the related financing assumptions as described therein (the "Acquisition Financial Statements"); and

  (h)
  the material change report of AltaGas dated June 13, 2018 relating to the indirect sale of 35% of AltaGas' interest in its Northwest British Columbia hydroelectric facilities for $922 million.

        Any material change reports (except confidential material change reports), unaudited interim comparative consolidated financial statements and accompanying management's discussion and analysis, audited comparative consolidated financial statements and the auditors' report thereon, information circulars, annual information forms, business acquisition reports and prospectus supplements disclosing additional or updated information, filed by AltaGas with the provincial securities commissions or similar authorities in Canada after the date of this Prospectus and before the termination of an offering, are deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in a report that is filed with or furnished to the SEC by AltaGas after the date of this Prospectus on a periodic report on Form 6-K or annual report on Form 40-F, such report shall also be deemed to be incorporated by reference into this Prospectus and into, and as an exhibit to, the registration statement of which this Prospectus forms a part; however, in the case of a periodic report on Form 6-K, it shall be deemed to be incorporated only if and to the extent expressly provided in such report. AltaGas' reports on Form 6-K and its annual report on Form 40-F will be available on the SEC's website at www.sec.gov.

        Upon a new annual information form and related audited annual consolidated financial statements and accompanying management's discussion and analysis being filed by AltaGas with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous audited annual consolidated financial statements and accompanying management's discussion and analysis and all unaudited interim consolidated financial statements and accompanying management's discussion and analysis and material change reports filed by AltaGas prior to the commencement of AltaGas' financial year in which the new annual information form is filed and all information circulars relating to an annual meeting filed prior to the beginning of the financial year in respect of which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. The Acquisition Financial Statements incorporated by reference herein will be deemed not to be incorporated by reference herein upon the earlier of: (i) the filing by AltaGas of its business acquisition report in connection with the Acquisition; (ii) the filing by AltaGas of financial information in respect of WGL and Washington Gas, together with required pro forma financial information, that supersedes the Acquisition Financial Statements; or (iii) the public announcement by AltaGas that the Merger Agreement has been terminated.

        Upon unaudited interim consolidated financial statements and accompanying management's discussion and analysis being filed by AltaGas with the applicable securities regulatory authorities during the currency of this Prospectus, all unaudited interim consolidated financial statements and accompanying management's discussion and analysis filed prior to the new unaudited interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

        Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document (or part thereof) which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

        In addition, certain "marketing materials" (as defined in National Instrument 41-101 — General Prospectus Requirements ("NI 41-101")) may be used in connection with a distribution of Securities. Any "template version" (as defined in NI 41-101) of any marketing materials filed after the date of a prospectus supplement and before the termination of the distribution of the Securities offered pursuant to such prospectus supplement (together with this Prospectus) will be deemed to be incorporated by reference in such prospectus supplement for the purposes of the distribution of Securities to which the supplement pertains.

        A prospectus supplement containing the specific terms of any offered Securities and other information relating to the offered Securities will be delivered to prospective purchasers of such offered Securities, together with this Prospectus, and will be deemed to be incorporated by reference into this Prospectus for the purpose of securities legislation as of the date of such prospectus supplement and only for the purpose of the offering of such offered Securities to which the prospectus supplement pertains.

THIRD PARTY SOURCES AND INDUSTRY DATA

        This Prospectus, together with the documents incorporated by reference in this Prospectus (including any prospectus supplement containing the specific terms of any offered Securities and other information relating to the offered Securities), contains information from publicly available third party sources as well as industry data prepared by management on the basis of its knowledge of the industry in which AltaGas operates (including management's estimates and assumptions relating to the industry based on that knowledge). Management's knowledge of the regulated utility, midstream and power industries and the energy infrastructure sector generally has been developed through its experience and participation in the industry. Management believes that its industry data is accurate and that its estimates and assumptions are reasonable, but AltaGas has not independently verified the accuracy or completeness of this data. Third-party sources generally state that the information contained therein has been obtained from sources believed to be reliable, but AltaGas has not independently verified the accuracy or completeness of included information. Although management believes it to be reliable, AltaGas has not independently verified any of the data from third-party sources referred to in this Prospectus (including any prospectus supplement containing the specific terms of any offered Securities and other information relating to the offered Securities) or analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon or referred to by such sources.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents listed herein under the heading "Documents Incorporated by Reference"; (ii) the consent of Ernst & Young LLP; (iii) the consent of Deloitte & Touche LLP; (iv) certain powers of attorney; (v) a form of the Indenture; and (vi) the Statement of Eligibility of the Trustee on Form T-1.

 WHERE TO FIND MORE INFORMATION

        AltaGas has filed with the SEC under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), a registration statement on Form F-10 relating to the Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. See "Documents Filed as Part of the Registration Statement" above. Statements included or incorporated by reference in this Prospectus as to the contents of any contract, agreement or other document referred to are summaries of certain material provisions thereof and are not necessarily complete, and in each instance, reference is made to the exhibit, if applicable, for a more complete description of the relevant matter. Items of information omitted from this Prospectus but contained in the registration statement will be available on the SEC's website at www.sec.gov.

        AltaGas is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the U.S. and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the U.S. Prospective investors may read and copy any document AltaGas has filed with the SEC at the SEC's public reference room in Washington D.C. and may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Additionally, prospective investors may read and download the documents AltaGas has filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov.

 ALTAGAS LTD.

General

        AltaGas is a corporation amalgamated under the Canada Business Corporations Act. AltaGas' head and registered offices are located at 1700, 355 — 4th Avenue S.W., Calgary, Alberta T2P 0J1. AltaGas' fiscal year-end is December 31.

Overview of the Business

        AltaGas, a Canadian corporation, is a North American diversified energy infrastructure company with a focus on owning and operating assets to provide clean and affordable energy to its customers. AltaGas has three business segments:

  •
  Gas, which transacts more than 2 Bcf/d of natural gas and includes natural gas gathering and processing, NGL extraction and fractionation, transmission, storage, natural gas and NGL marketing, and AltaGas' indirectly held one-third interest in Petrogas, through which AltaGas' interest in the Ferndale Terminal is held;

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  Power, which includes 1,708 MW of gross capacity from natural gas-fired, hydro, wind, and biomass generation facilities, and energy storage assets located across North America; and

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  Utilities, serving over 580,000 customers through ownership of regulated natural gas distribution utilities across North America and a regulated natural gas storage utility in the U.S., delivering clean and affordable natural gas to homes and businesses.

        As at December 31, 2017, AltaGas' enterprise value exceeded $10 billion. With physical and economic links along the energy value chain, together with its experienced and talented workforce of more than 1,600 people, and its efficient, reliable and profitable assets, market knowledge and financial discipline, AltaGas has provided strong, stable and predictable returns to its investors. AltaGas focuses on maximizing the profitability of its assets, adding services that are complementary to its existing business segments, and growing through the acquisition and development of energy infrastructure.

Business of AltaGas

        AltaGas' vision is to be a leading North American diversified energy infrastructure company. AltaGas' overall objective is to generate superior economic returns by investing in low-risk, long-life energy assets. AltaGas focuses on assets underpinned by contracts with strong counterparties and regulated assets, both of which provide stable utility-like returns and long-life cash flows. Diversification increases the stability of earnings and cash flows and reduces AltaGas' exposure to commodity market volatility. AltaGas' earnings are underpinned by three business segments, and within each segment there is further diversification: by customer and service type in the Gas segment; by fuel source, customer, and geography within the Power segment; and by regulatory jurisdiction in the Utilities segment. AltaGas also focuses on expanding its business through acquisitions and organic growth to further support dividend and capital growth. AltaGas believes that in the long term, the abundant supply of natural gas in North America and the increasing global demand for clean energy will continue to provide opportunities for sustained growth across all of its business segments. Superior service, safety, and reliability are also integral to AltaGas' customer value proposition.

        AltaGas' long-term strategy is to grow in attractive areas and maintain a long-term, balanced mix of energy infrastructure assets across its Gas, Power and Utilities business segments. AltaGas' business strategy is underpinned by the growing demand for clean energy with natural gas as a key fuel source.

        In the Gas segment, AltaGas' strategy is to provide a fully-integrated midstream service offering to its customers across the energy value chain. As part of this strategy, AltaGas builds and acquires gas gathering and processing infrastructure on behalf of, or from, producers wishing to redeploy capital to exploration and production activities, rather than to non-core activities such as midstream services. Canada produces a surplus of gas, NGL and crude oil. The U.S. has traditionally been the sole export market for this surplus, but with the U.S. now having a surplus as well, its demand for import of these products has decreased. As a result, netbacks have been less attractive for Canadian producers. AltaGas believes that energy market diversification is critical for the Canadian energy sector. Investing in infrastructure for export outside of North America provides an opportunity for Canadian producers to align the vast supply of NGL and natural gas reserves with the growing demand from Asia. AltaGas is uniquely positioned to provide producers with a competitive service offering across the integrated value chain, from wellhead to end markets by way of export terminals. Access to Asian markets provides market diversity to producers, especially those in the Montney, Deep Basin, and Duvernay regions under development in northeastern British Columbia and western Alberta. AltaGas is uniquely positioned to deliver higher netbacks to producers for their NGL by establishing a western energy hub in northeast British Columbia, through RIPET, which is currently under construction, and through its ownership interest in Petrogas and the Ferndale Terminal. AltaGas also has access to Asian markets through its relationship with Idemitsu Kosan Co., Ltd., which owns 51 percent of Astomos Energy Corporation, the largest LPG importer in Japan (Mitsubishi Corporation owns the remaining 49 percent of Astomos Energy Corporation). On January 25, 2017, AltaGas announced its pending acquisition of WGL. WGL has a growing midstream business with investments in gas gathering infrastructure and regulated gas pipelines in the Marcellus/Utica gas formation located in the northeast U.S. with capabilities for connections to marine-based energy export opportunities via the North American Atlantic coast through the Cove Point LNG terminal in Maryland being developed by a third party, which is currently in the final stages of commissioning. The combined enterprise will be uniquely positioned with key gas midstream assets in both the Marcellus/Utica and Montney gas formations, which are two of North America's most prolific gas basins. Further information on the pending acquisition of WGL can be found under the heading "General Development of AltaGas' Business — Developments Relating to the Pending WGL Acquisition" section of the AIF incorporated by reference in this Prospectus and under the heading "Recent Developments — Acquisition of WGL" in this Prospectus.

        Natural gas supply and demand fundamentals and the demand for clean energy have consistently underpinned AltaGas' strategy. In recent years, the supply and demand fundamentals have been changing. Abundant supply of natural gas in North America, driven by new technology that has improved the economics of unconventional gas plays, has been positive news for North American energy consumers and has led to renewed interest in natural gas as an economically priced, clean-burning fuel. As a result, the use of natural gas for power generation, household, and commercial and industrial uses has increased substantially, providing significant opportunities across AltaGas' Gas, Power and Utilities segments to invest in and optimize its assets.

        There has been an increase in the demand in North America for clean sources of highly flexible power to complement the significant growth in renewable power, while also helping to fill the void as coal and nuclear power declines. The Power segment is focused on developing, building, owning, and operating a diversified portfolio of clean energy assets that reduce AltaGas' carbon footprint and on meeting North America's demand for clean energy. AltaGas is positioned to take advantage of this opportunity. In California, the California Independent System Operator has stated that up to 15,000 MW of fast ramping flexible capacity is required to meet the needs of the current 50 percent Renewable Portfolio Standard of California by 2030 given planned retirements of once-through cooling gas facilities, as well as the planned retirement of the Diablo Canyon nuclear plant. With the retirements of traditional generating assets and the increased variability of a growing renewable asset base, the demand for highly-responsive generation and energy storage assets is increasing. In northern California, AltaGas is focused on owning generation assets in locally constrained areas near load pockets as local resource adequacy needs result in more opportunities for expansion, re-contracting and energy storage. AltaGas is well positioned in northern California with the acquisition of the San Joaquin Facilities and Ripon in 2015. In southern California, there has been an increasing demand for non-gas resource adequacy as evidenced by the Aliso Canyon storage request for proposals, which has resulted in the successful bidding, construction and operation of the Pomona Energy Storage Facility, located in the east Los Angeles load pocket. This site is well suited for future development of additional battery storage. AltaGas expects further development and expansion opportunities to arise from existing sites, including Ripon, as well as third party sites similar to the recently completed Pomona Energy Storage Facility. AltaGas' pending acquisition of WGL fits synergistically with this strategy. WGL owns a growing non-regulated contracted power business, with a focus on distributed generation and energy efficiency assets throughout the U.S. WGL also owns a retail gas and power marketing business serving approximately 222,000 customers across five states in the U.S. Further information on the pending acquisition of WGL can be found under the heading "General Development of AltaGas' Business — Developments Relating to the Pending WGL Acquisition" section of the AIF incorporated by reference in this Prospectus and under the heading "Recent Developments — Acquisition of WGL" in this Prospectus.

        In the Utilities segment, AltaGas is focused on finding innovative ways to continue to safely and reliably deliver clean and affordable natural gas to more customers. AltaGas focuses on growing rate base through adding customers, including serving power plants within service jurisdictions, and through consumers fuel switching as abundant natural gas supply provides a clean low-cost energy alternative. In addition, the Utilities segment continues to invest in existing distribution systems through pipeline replacement and system betterment programs to ensure safe, reliable service for AltaGas' customers as well as to meet increased residential and commercial demand. The Marquette Connector Pipeline that will be constructed in Marquette Michigan by SEMCO Gas will provide approximately 35,000 customers in its service territory with needed redundancy and additional supply options. The Alton Natural Gas Storage Project currently under construction in Nova Scotia will help increase reliability of supply and lower costs for AltaGas' natural gas distribution customers in that area. AltaGas also seeks to execute strategic utility acquisitions and dispositions when opportunities arise as demonstrated by the pending acquisition of WGL, which is the sole common shareholder of Washington Gas, a regulated natural gas utility headquartered in Washington, D.C., serving more than 1.2 million customers in Maryland, Virginia, and the District of Columbia. Further information can be found under the heading "General Development of AltaGas' Business — Developments Relating to the Pending WGL Acquisition" section of the AIF incorporated by reference in this Prospectus and under the heading "Recent Developments — Acquisition of WGL" in this Prospectus.

        Integral to AltaGas' strategy is maintaining financial strength and flexibility, an investment grade credit rating, and ready access to capital markets. Financial discipline and effective risk management are fundamental cornerstones of AltaGas' strategy. AltaGas seeks to optimize risk and reward, ensuring that returns are commensurate with the level of risk assumed. AltaGas' financing strategy is to ensure AltaGas has sufficient liquidity to meet its capital requirements and to do so at the lowest cost possible. As a growth-oriented energy infrastructure company, AltaGas creates value for its investors through minimizing its cost of capital and maximizing its return on invested capital, which ensures operating cash flows are maintained and growing. AltaGas develops and executes financing plans and strategies to ensure investment grade credit ratings, diversity in its funding sources, and ready access to capital markets.

        A key element of AltaGas' stable business model is mitigating its exposure to certain market price risks as well as volume risk. In addition to its diversification strategy, AltaGas has developed risk management processes that mitigate earnings volatility from commodity price risk and volume risk. AltaGas proactively hedges foreign exchange rates and commodity price exposures when it is prudent to do so. As well, the continued management of counterparty credit risk remains an ongoing priority. AltaGas partially mitigates the foreign exchange exposure on its U.S. investments by incorporating U.S. dollar denominated capital, both debt and preferred shares, into its financing strategy.

        AltaGas recognizes that to be successful in operating and constructing energy infrastructure, specific core competencies are required. To that end, AltaGas continues to focus on hiring and training the required competencies to execute its strategy, and ensuring that the performance management processes support the long-term objective of creating shareholder value.

        AltaGas adheres to a strong set of core values, which reinforce its commitment to integrating sustainability fundamentals into every aspect of the business. AltaGas recognizes the broad range of stakeholders that are reached through its operations, and is focused on owning and operating assets that provide clean and affordable energy to its customers. As AltaGas continues to evolve and expand its diversified energy assets, AltaGas will continue to operate in a safe, reliable manner, while working closely with governments, regulatory agencies and stakeholders to maintain positive relationships. By balancing economic priorities with AltaGas' social and environmental values, AltaGas believes it can help meet the growing global demand for clean energy, while continuing to deliver sustainable benefits to its shareholders.

        AltaGas has the internal capabilities and resources to safely deliver capital projects on time and on budget, in close partnership with Aboriginal peoples and community stakeholders. AltaGas has significant in-house construction expertise, demonstrated by the successful completion of more than $2.2 billion in projects since 2012, which provides a significant competitive advantage. Cost efficiency and strong operating performance are the drivers for increasing value as AltaGas continues to build out its portfolio of assets. Key initiatives continue to increase proficiency in managing costs and include upgrades to cost tracking systems and implementing best practice procurement strategies.

        Consistent with its mandate of overseeing and directing AltaGas' strategic direction, AltaGas' Board of Directors reviews AltaGas' strategy on an annual basis. AltaGas continually assesses the macro- and micro-economic trends impacting its business and seeks opportunities to generate value for shareholders, including through acquisitions, dispositions or other strategic transactions. Opportunities pursued by AltaGas must meet strategic, operating and financial criteria.

RECENT DEVELOPMENTS

Acquisition of WGL

        On January 25, 2017, AltaGas, Merger Sub and WGL entered into the Merger Agreement pursuant to which Merger Sub will be merged with and into WGL, with WGL continuing as the surviving corporation and as an indirect wholly-owned subsidiary of AltaGas, and the WGL Shares (other than any WGL Shares held immediately prior to the effective time by WGL or any of its subsidiaries or by AltaGas, Merger Sub or any of their respective subsidiaries) will be automatically converted into and represent only the right to receive US$88.25 in cash per WGL Share, without interest (the "Merger Consideration"). The aggregate purchase price to be paid, including pursuant to equity awards under WGL's benefit plans, is approximately US$4.5 billion in cash and does not include the outstanding debt of WGL and its subsidiaries and the preferred shares of Washington Gas (a subsidiary of WGL that sells and delivers natural gas primarily to retail customers in the District of Columbia, Maryland and Virginia), totaling approximately US$2.6 billion at March 31, 2018, which AltaGas expects will remain outstanding.

        The audited financial statements of WGL and Washington Gas as at and for the years ended September 30, 2017 and 2016 and AltaGas' unaudited pro forma consolidated financial statements for the year ended December 31, 2017 and as at and for the three month period ended March 31, 2018, in each case after giving effect to the Acquisition and the related financing assumptions as described in the unaudited pro forma consolidated financial statements as at March 31, 2018 in respect of the pro forma consolidated balance sheet and as if such occurred January 1, 2017 in respect of the pro forma consolidated statements of income and the related financing assumptions as described in the unaudited pro forma consolidated financial statements, are incorporated by reference in this Prospectus. The unaudited condensed consolidated financial statements of WGL and Washington Gas as at March 31, 2018 and for the six months ended March 31, 2018 are incorporated by reference in this Prospectus.

        The Acquisition is expected to close shortly after the completion of all of the following conditions: (a) the expiration or termination of the applicable waiting period (and any extensions thereof) in connection with the Acquisition under the HSR Act; (b) receipt of approval by two-thirds of the outstanding WGL Shares at a meeting called to consider the approval of the Merger Agreement; and (c) receipt of: (i) any consents required by the PSC of D.C., the PSC of MD and the SCC of VA; (ii) approval of the CFIUS; and (iii) any consents required by FERC, provided that all such conditions and certain other customary closing conditions are satisfied or waived on or prior to 5:00 p.m., Washington D.C. time on July 23, 2018. See "— The Merger Agreement — Closing Conditions" below. As of the date hereof, all such conditions have been satisfied except for the receipt of the consent required from the PSC of D.C.

        The closing of the Acquisition is expected to occur in mid-2018. Following the closing of the Acquisition AltaGas is expected to have approximately $22 billion of assets and approximately 1.8 million utility segment customers. Regulatory applications were filed with the PSC of D.C., the PSC of MD, and the SCC of VA on April 24, 2017. On the same date, AltaGas and WGL also filed their voluntary Joint Notice to the CFIUS, and an application with FERC. On May 10, 2017, WGL common shareholders voted in favor of the Merger Agreement governing the proposed Acquisition. On July 6, 2017, FERC approved the transaction, finding it to be consistent with the public interest. Also as of July 17, 2017, when the waiting period required by Section 7A(b)(1) of the HSR Act expired, the Acquisition was deemed approved by the Federal Trade Commission and the Department of Justice, such approval being valid for one year. On July 28, 2017, CFIUS provided its approval for the Acquisition. On October 20, 2017, the SCC of VA approved the Acquisition. On April 4, 2018, the PSC of MD issued an order approving the Acquisition, subject to certain conditions which were accepted by AltaGas and WGL. The hearing before the PSC of D.C. concluded on December 13, 2017. On May 8, 2018, AltaGas announced the entrance into a unanimous settlement agreement with key stakeholders in the Washington, D.C. regulatory proceedings and a request was made to the PSC of D.C. to establish a procedural schedule and timeline for its consideration of the settlement agreement. On May 23, 2018, the PSC of D.C. granted the request to establish a procedural schedule and timeline, with a final order expected during the week of June 25, 2018.

        In connection with the closing of the Acquisition, AltaGas, Washington Gas and a wholly-owned special purpose entity subsidiary of WGL to be incorporated as a bankruptcy remote entity (the "SPE" and, together with Washington Gas, the "Ring Fenced Entities") made, or will make, certain ring fencing commitments to the PSC of D.C., the PSC of MD and the SCC of VA. In order to satisfy these ring fencing commitments, the SPE will be formed as a bankruptcy remote special purpose entity established for the purposes of owning the common stock of Washington Gas and of ring fencing Washington Gas, with the intention of removing Washington Gas from the bankruptcy estate of AltaGas and its affiliates other than Washington Gas and the SPE (collectively, the "Non-Ring Fenced Entities") in the event that any Non-Ring Fenced Entity becomes the subject of bankruptcy or insolvency proceedings. The SPE will be a wholly-owned subsidiary of WGL. Because of these ring fencing measures, none of the assets of the Ring Fenced Entities will be available to satisfy the debt or contractual obligations of any Non-Ring Fenced Entity, including any indebtedness or other contractual obligations of AltaGas under the Indenture, and the Ring Fenced Entities do not bear any liability for indebtedness or other contractual obligations of the Non-Ring Fenced Entities, and vice versa.

        AltaGas plans to fund the Acquisition with the proceeds from its aggregate $2.6 billion Subscription Receipt Offering and Concurrent Private Placement, which closed in the first quarter of 2017. In addition, AltaGas has US$3 billion available under its fully committed Bridge Facility, which can be drawn at the time of closing. With all funding required for the closing of the Acquisition in place, AltaGas intends to evaluate and pursue its asset sale process in a prudent and timely fashion in step with the regulatory process and consistent with AltaGas' long term strategic vision. Management has presently identified a total of over $4.0 billion of assets from AltaGas' Gas, Power and Utilities business segments in respect of which it is evaluating various options for monetization that could include the sale of either minority and/or controlling interests. Management expects to realize over $2 billion from its asset sale process in 2018. With the present optionality available to AltaGas and in light of a number of factors including recent developments in the California Resource Adequacy markets, AltaGas has discontinued the previously announced sale process of its California power assets. AltaGas will instead continue to pursue other structuring and commercial opportunities to unlock the value of the California assets. Additional financing steps could include offerings of senior debt, hybrid securities, and equity-linked securities (including preferred shares), subject to prevailing market conditions. See "— Financing the Acquisition" below.

Acquisition Rationale

        The Acquisition enhances AltaGas' status as a leading, North American diversified energy infrastructure company with high quality, high growth assets balanced across three business lines and multiple geographies. The Acquisition aligns with AltaGas' strategy of growing by adding stable, long-life assets. With complementary lines of business, including natural gas utilities, pipelines and midstream operations connected with two of the most prolific supply basins in North America (Montney and Marcellus/Utica) and a shared focus on clean energy, strong liquidity and investment grade credit ratings, AltaGas management believes that AltaGas and WGL are aligned in corporate strategy.

        Key highlights of the Acquisition are as follows:

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  The Acquisition Supports AltaGas' Long-Term Vision — The Acquisition supports AltaGas' long-term vision by reinforcing AltaGas' strategy of focusing on high quality, low risk and long-lived assets to achieve a diversified, long-term growing business mix;

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  The Acquisition Will Result in a Larger Scale North American Platform — Following the closing of the Acquisition, AltaGas will have substantially increased scale and scope, with approximately 3,200 employees across significant operations in over 30 U.S. states and Canadian provinces;

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  Focus on Stable Cash Flows — The Acquisition adds high quality cash flows from rate regulated gas utility franchises and stable earnings from WGL's long term regulated pipeline investments, which AltaGas expects to be underpinned by firm contracts with investment grade counterparties;

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  Diversified Growth Portfolio —

  •
  Significant growth platform.    The Acquisition expands AltaGas' rate regulated utility geographic footprint into Washington, D.C., Maryland and Virginia, adding three new regions to AltaGas' existing U.S. rate regulated asset base, while also providing other growth opportunities.

  •
  Increased scale and diversification of high growth utilities.    The Acquisition will result in increased diversification from several high growth areas. Washington Gas serves three growth driven and economically strong jurisdictions (Washington, D.C., Maryland and Virginia) with the Washington, D.C. metropolitan area being the 6th largest regional economy in the U.S. with among the highest median household incomes in the U.S. Near-term growth is expected from customer growth, accelerated replacement programs and general system betterment capital spending. This increase in regulated earnings will benefit AltaGas by providing additional earnings and cash flow stability.

  •
  Opportunities for Gas Pipeline and Midstream Growth in Montney and Marcellus/Utica.    AltaGas expects significant opportunities to further grow the midstream gas business as a result of AltaGas' growing presence in the Montney formation and WGL's growing presence in the Marcellus/Utica gas formations.

  •
  Distributed generation / energy efficiency business growth.    AltaGas expects the combination of WGL's Commercial Energy Systems segment and its power business (including AltaGas' Pomona Energy Storage Facility), to create opportunities to develop battery storage in conjunction with distributed power generation and to leverage AltaGas' power portfolio as a platform for growth.

  •
  AltaGas and WGL have Complementary Strategies and Shared Cultures —

  •
  Complementary business strategies.    AltaGas and WGL are both integrated energy infrastructure companies with meaningful operations in the utility, power and midstream businesses and with continuing investment in clean, reliable and affordable energy. The complementary utility business furthers the maintenance of a strong working relationship developed with regulatory authorities. The Acquisition allows both AltaGas and WGL to leverage the other's expertise and assets to further develop their respective complementary businesses, execute on growth and drive shareholder value.

  •
  Shared culture.    AltaGas and WGL share a common commitment to their stakeholders, including customers, communities and employees.

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  Acquisition Expected to be Strongly Accretive to EPS and Normalized FFOPS — AltaGas expects strong accretion to both EPS and Normalized FFOPS through 2021.

Business of WGL

        Headquartered in Washington D.C., WGL is a New York Stock Exchange listed, diversified utility holding company whose principal subsidiary is Washington Gas Light Company, a regulated natural gas LDC serving customers in the District of Columbia, Maryland and Virginia. WGL also owns several non-utility businesses that operate in three reportable segments: Retail Energy Marketing, Commercial Energy Systems and Midstream Energy Services.

        WGL is seen as a preferred source of clean and efficient energy solutions that produce value for customers, investors and communities with a disciplined capital allocation strategy focused on infrastructure investments with numerous near-term opportunities.

        WGL owns all of the shares of common stock of Washington Gas, Washington Gas Resources and Hampshire. Washington Gas Resources owns four unregulated subsidiaries that include WGL Energy Services, WGL Energy Systems, WGL Midstream and WGSW.

        Additionally, several subsidiaries of WGL own interests in other entities which are not included in the table below.

Regulated Businesses

Washington Gas Light Company (Washington Gas)

        Washington Gas has been engaged in the natural gas distribution business since 1848, and provides regulated gas distribution services to end users in the District of Columbia, Virginia, and Maryland. Washington Gas is a respected utility with constructive relationships with all three of its regulators. At September 30, 2017, the utility had approximately 1.2 million customers across these three jurisdictions: District of Columbia (~162,000; 14%), Maryland (~478,000; 41%), and Virginia (~524,000; 45%). Washington Gas operations are such that the loss of any one customer or group of customers would not have a significant adverse effect on its business.

        As at Washington Gas' fiscal year end of September 30, 2017, Washington Gas had approximately 577 miles of transmission mains, 13,103 miles of distribution mains and 12,518 miles of distribution services.

        For fiscal year-end 2017, regulated utility EBIT was US$266.3 million (US$98.4 million for the three months ended December 31, 2017). Washington Gas accounted for approximately 70% of WGL's consolidated EBIT (77% for the three months ended December 31, 2017).

        Washington Gas' customers are eligible to purchase their natural gas from unregulated third-party marketers through natural gas unbundling; approximately 178,000 or approximately 15% of its customers have chosen to do so as at year-end 2017. This does not negatively impact Washington Gas' net income, as Washington Gas does not earn a margin on the sale of natural gas, but only from the delivery and distribution of the gas.

        Washington Gas obtains natural gas supplies that originate from multiple regions throughout the U.S. At 2017 year-end, it had service agreements with four pipeline companies that provided firm transportation and storage services, with contract expiration dates ranging from 2018 to 2034. Washington Gas has also contracted with various interstate pipeline and storage companies to add to its storage and transportation capacity starting in fiscal year 2018 and continues to monitor other opportunities to acquire or participate in obtaining additional pipeline and storage capacity that will support customer growth and improve or maintain the high level of service expected by its customer base.

Hampshire Gas Company (Hampshire)

        Hampshire owns full and partial interests in underground natural gas storage facilities, including pipeline delivery facilities located in and around Hampshire County, West Virginia, and operates these facilities to serve

Washington Gas. Washington Gas purchases all of the storage services of Hampshire, and includes the cost of the services in its regulated energy bills to customers. Hampshire operates under a "pass-through" cost of service based tariff approved by FERC.

Regulatory Environment

        Washington Gas is regulated by the PSC of D.C., the PSC of MD and the SCC of VA, which approve its terms of service and the billing rates that it charges to its customers. Hampshire is regulated by the FERC.

        The rates charged to utility customers are designed to recover Washington Gas' operating expenses and natural gas commodity costs and to provide a return on its investment in the net assets used in its firm gas sales and delivery service.

        The PSC of D.C. has no time limitation within which it must make decisions regarding modifications to base rates charged by Washington Gas to its customers; however, it targets resolving pending rate cases within three months of the close of record.

        The PSC of MD may initially suspend any proposed increase by Washington Gas for 180 days, and then has the option to extend the suspension for an additional 30 days. If action has not been taken after 210 days, the requested rates become effective subject to refund.

        The SCC of VA provides Washington Gas with two methods to request a modification of existing rates. Washington Gas may file an application for a general rate increase, in which it may propose new adjustments to the cost of service that are different from those previously approved for Washington Gas by the SCC of VA, as well as a revised return on equity. The proposed rates under this process may take effect 150 days after a filing, subject to refund pending the outcome of the SCC of VA's action on the application. Alternatively, an expedited rate case procedure allows proposed rate increases to be effective 30 days after the filing date, subject to refund. Under this procedure, Washington Gas may not propose new adjustments for issues not approved in its last general rate case, or request a change in its authorized return on common equity. Once filed, other parties may propose new adjustments or a change in the cost of capital from the level authorized in its last general rate case. The expedited rate case procedure may not be available if the SCC of VA decides that there has been a substantial change in circumstances since the last general rate case filed by Washington Gas.

        Regulators in all three jurisdictions allow the use of riders to enable timely recovery for capital investments relating to pipeline replacement programs, such as Washington Gas' accelerated pipeline replacement program, which includes the replacement of higher risk mains and services. The accelerated pipeline replacement program is a long-term project in all three jurisdictions spanning 14 to 40 years, subject to regulatory review and approval. Revenue normalization adjustments in two of the three jurisdictions also mitigate the impact of weather and usage variations on utility earnings.

Critical Factors

        Factors critical to the success of the regulated utility segment include: (i) operating a safe and reliable natural gas distribution system; (ii) having sufficient natural gas supplies to meet customer demands; (iii) being competitive with other sources of energy such as electricity, fuel oil and propane; (iv) having access to sources of liquidity; (v) recovering the costs and expenses of this business in the rates charged to customers and (vi) earning a just and reasonable rate of return on invested capital.

Unregulated Businesses

WGL Midstream

        WGL Midstream specializes in the investment, management, development and optimization of natural gas storage and transportation midstream infrastructure projects. This segment connects upstream producers in the Marcellus/Utica region to consumption markets. Additionally, WGL Midstream provides natural gas related solutions to its customers and counterparties including producers, utilities, local distribution companies, power generators, wholesale energy suppliers, LNG exporters, pipelines and storage facilities. Moreover, WGL Midstream contracts for storage and pipeline capacity in its trading activities through both long-term contracts and short-term transportation releases. WGL Midstream also contracts for physical natural gas sales and purchases on both a long-term and short-term basis. At September 30, 2017, WGL Midstream had pipeline investments totalling US$384.6 million (US$489.4 million at December 31, 2017). Midstream investments have typically been in FERC regulated gas pipelines that are expected to have a majority of the capacity covered under long-term contracts. In the fiscal year ended September 30, 2017, WGL Midstream invested US$140.8 million in pipelines.

        For fiscal year-end 2017, EBIT was US$37.7 million (US$22.2 million for the three months ended December 31, 2017). WGL Midstream accounted for approximately 9.9% of WGL's consolidated EBIT and approximately 33.4% of its non-utility EBIT for fiscal year-end 2017 (17.4% and 76.2%, respectively, for the three months ended December 31, 2017).

Stonewall Gas Gathering System (30% net interest)

        In February 2016, WGL Midstream acquired a 35% equity interest in an entity that owns and operates certain assets known as the Stonewall System for an investment of US$89.4 million. The Stonewall System has the capacity to gather up to 1.4 Bcf/d of natural gas from the Marcellus production region in West Virginia, and connects with an interstate pipeline system that serves markets in the mid-Atlantic region. In May 2016, another party to the deal exercised its option to invest in the Stonewall System. As a result, WGL Midstream's ownership decreased to 30%. During the fiscal year ended September 30, 2017, WGL Midstream contributed an additional US$45.5 million related to retiring debt at the entity level.

        As at September 30, 2017, WGL Midstream had an equity method investment of US$136.7 million in Stonewall (US$135.7 million as at December 31, 2017).

Central Penn (21% net interest)

        In February 2014, WGL Midstream and certain partners formed, and WGL Midstream acquired, a 55% interest in Meade. Meade was formed to develop and own, jointly with Transco, an approximately 185-mile pipeline originating in Susquehanna County, Pennsylvania and extending to Lancaster County, Pennsylvania that will have the capacity to transport and deliver up to approximately 1.7 million dekatherms per day of natural gas. Central Penn currently has a projected in-service date of mid-2018. On February 3, 2017, the FERC issued an order granting Transco's certificate of public convenience and necessity, subject to certain conditions. On February 6, 2017 Transco accepted the certificate of public convenience and necessity. On September 15, 2017, FERC issued the Notice to Proceed and construction on Central Penn has begun.

        Central Penn is anticipated to be an integral part of Transco's "Atlantic Sunrise" project and will be fully integrated into Transco's system. WGL Midstream is anticipated to invest an estimated US$434.0 million for its interest in Meade, and Meade is anticipated to invest an estimated US$789 million in Central Penn for an approximate 39% interest in Central Penn. As at September 30, 2017, WGL Midstream had invested US$146.7 million in Central Penn (US$238.6 million as at December 31, 2017).

        Additionally, in February 2014, WGL Midstream entered into an agreement with Cabot Oil & Gas Corporation whereby WGL Midstream will purchase 500,000 dekatherms per day of natural gas from Cabot over a 15 year term. As part of this agreement, Cabot Oil & Gas Corporation has acquired 500,000 dekatherms per day of firm gas transportation capacity on Transco's Atlantic Sunrise project of which Central Penn is a part. This capacity will be released to WGL Midstream.

Mountain Valley (10% net interest)

        WGL Midstream owns a 10% interest in Mountain Valley. The proposed pipeline to be developed, constructed, owned and operated by Mountain Valley will transport approximately 2.0 million dekatherms of natural gas per day from two interconnects with EQT Corporation's Equitrans system in West Virginia to Transco's Station 165 in Pittsylvania County, Virginia. The pipeline is scheduled to be in service by December 2018. On October 13, 2017, FERC issued an order granting a certificate of public convenience and necessity to construct and operate the Mountain Valley Pipeline.

        The total project investment is anticipated to be approximately US$3.5 billion. WGL Midstream will invest, in scheduled capital contributions through the in-service date of the pipeline, its pro rata share (based on its 10% equity interest) of project costs, for an estimated aggregate amount of approximately US$350.0 million. In addition, WGL Midstream entered into a gas purchase commitment to buy 500,000 dekatherms of natural gas per day, at index-based prices, for a 20-year term, and will also be a shipper on the proposed pipeline.

        As at September 30, 2017, WGL Midstream had an equity method of investment of US$63.0 million in Mountain Valley (US$76.8 million as at December 31, 2017).

Cove Point LNG Export Facility

        On December 4, 2014, WGL Midstream entered into a gas sale and purchase, and capacity agreement with GAIL Global (USA) LNG LLC, a subsidiary of GAIL (India) Limited, under which WGL Midstream has agreed to sell a minimum of 340,000 Dekatherms/day and up to 430,000 Dekatherms/day of natural gas, for a term of approximately 20 years commencing on the in-service date of the Cove Point LNG export facility which was developed by a third party and recently began exporting LNG. The natural gas is intended to be liquefied at this export facility.

Commercial Energy Systems ("CES")

WGL Energy Systems and WGSW

        The commercial energy systems segment consists of the operations of WGL Energy Systems, WGSW and the results of operations of affiliate owned commercial distributed energy projects.

        CES focuses on clean and energy efficient solutions for its customers, driving earnings through (i) owning and operating distributed generation assets; primarily solar photovoltaic systems, but also natural gas fuel cells and other storage technologies which provide energy to customers, and (ii) operating as a general contractor to upgrade the mechanical, electrical, water and energy-related infrastructure of large governmental and commercial facilities by implementing both traditional and alternative energy technologies. This business segment has assets and activities across the U.S.

        For fiscal year-end 2017, EBIT was US$40.8 million (US$5.6 million for the three months ended December 31, 2017). CES accounted for approximately 10.8% of WGL's consolidated EBIT and approximately 36% of its non-utility EBIT for 2017 (4.4% and 19.4%, respectively, for the three months ended December 31, 2017).

        As of September 30, 2017, this segment owned US$561.0 million of operating distributed generation assets, generating a total of 290,465 MWh in fiscal year 2017. Additionally, as of September 30, 2017, there was US$41.0 million of signed projects under construction. These distributed generation assets drive revenue through the sale of renewable power generation under long-term power purchase agreements and the sale of renewable energy credits. As of September 30, 2017, WGL had US$150.9 million in unamortized investment tax credits and grants related to these assets placed in service. These credits and grants are recognized as reductions in tax expense by amortizing them over the useful life of the underlying assets, typically 30 years.

Retail Energy Marketing

WGL Energy Services

        WGL's unregulated activities include WGL Energy Services, a retail energy marketing segment, which sells natural gas, electricity, wind/renewable energy credits and carbon offsets directly to residential, commercial and industrial customers in Maryland, Virginia, Delaware, Pennsylvania and D.C. As at September 30, 2017, WGL Energy Services served approximately 116,200 residential, commercial and industrial natural gas customer accounts and approximately 113,700 residential, commercial and industrial electricity customer accounts located in Maryland, Virginia, Delaware, Pennsylvania and the District of Columbia.

        WGL Energy Services is subject to regulation by the public service regulatory commission of the states in which it is authorized as a competitive service provider.

        On February 20, 2013, WGL Energy Services entered into a five-year secured supply arrangement with Shell Energy North America (US), LP ("Shell Energy"). Under this arrangement, WGL Energy Services has the ability to purchase the majority of its power, natural gas and related products from Shell Energy in a structure that reduces WGL Energy Services' cash flow risk from collateral posting requirements. While Shell Energy is intended to be the majority provider of natural gas and electricity, WGL Energy Services retains the right to purchase supply from other providers. On November 7, 2016, the supply arrangement was extended for two years, expiring in 2020.

        WGL Energy Services owns solar generating assets which are dedicated to five specific customers. The results of operations for these assets are reported within the CES segment. WGL Energy Services does not own or operate any other electric generation, transmission or distribution assets.

        For fiscal year-end 2017, EBIT was US$53.2 million (US$3.7 million for the three months ended December 31, 2017). WGL Energy Services accounted for approximately 14% of WGL's consolidated EBIT and approximately 47% of its non-utility EBIT for 2017 (2.9% and 12.8%, respectively, for the three months ended December 31, 2017).

The Merger Agreement

        On January 25, 2017, AltaGas, Merger Sub and WGL entered into the Merger Agreement pursuant to which Merger Sub will be merged with and into WGL, with WGL continuing as the surviving corporation, and each WGL Share (other than any WGL Shares held immediately prior to the effective time by WGL or any of its subsidiaries or by AltaGas, Merger Sub or any of their respective subsidiaries) will be automatically converted into and represent only the right to receive the Merger Consideration. In addition, all of the equity awards under WGL's benefit plans granted prior to the date of the Merger Agreement and that remain outstanding at the Closing Date will fully vest and be converted into the right to receive an immediate lump sum cash payment in an amount determined pursuant to the Merger Agreement on the basis of the number of such equity awards and, as applicable, the Merger Consideration and the satisfaction of performance conditions at certain levels applicable to such equity awards. Equity awards under WGL's benefit plans granted after the date of the Merger Agreement and that remain outstanding at the Closing Date will be treated in accordance with the terms of the applicable benefit plan and the applicable award agreement, which will generally require that such awards be converted on the Closing Date into awards of a deferred, fixed cash amount determined on the basis of the number of such awards and, as applicable, the Merger Consideration and the satisfaction of performance conditions at certain levels applicable to such awards.

        The aggregate Purchase Price to be paid, including pursuant to equity awards under WGL's benefit plans, is approximately US$4.5 billion in cash and does not include the outstanding debt of WGL and its subsidiaries and the preferred shares of Washington Gas totaling approximately U.S.$2.6 billion, which is expected to remain outstanding.

        AltaGas and WGL also entered into a subscription agreement on January 25, 2017 pursuant to which AltaGas agreed to purchase, beginning with the calendar quarter ended December 31, 2017 and subject to the satisfaction of certain other conditions, shares of non-voting, non-convertible perpetual preferred stock of WGL at such times as WGL's consolidated debt to total capitalization exceeds a certain threshold, subject to an aggregate maximum subscription of US$150 million and a maximum of US$50 million in any fiscal quarter. If AltaGas purchases the WGL preferred stock under the subscription agreement, AltaGas will be entitled to dividends on a quarterly basis at a rate per annum equal to 3.0%. Upon the earlier to occur of a termination of the Merger Agreement and July 23, 2018, WGL will be required to redeem such preferred stock at the same price as it was acquired, plus any unpaid and accumulated dividends thereon. To date, no such shares have been purchased by AltaGas.

        Set forth below is a summary of certain material provisions of the Merger Agreement. This summary does not purport to be complete. The Merger Agreement, a copy of which has been filed with Canadian securities regulatory authorities on SEDAR at www.sedar.com and should be consulted for the complete provisions, including those summarized below. The Merger Agreement may subsequently be amended or amended and restated and the summary below may no longer accurately reflect the material terms thereof. Any material amendments to the Merger Agreement will be filed with Canadian securities regulatory authorities on SEDAR at www.sedar.com. This summary of the Merger Agreement is not intended to be, and should not be relied upon as, disclosure of any facts and circumstances relating to AltaGas or WGL.

Representations and Warranties

        Under the Merger Agreement, each of AltaGas, Merger Sub and WGL have made various customary representations and warranties.

        WGL's representations and warranties relate to, among other things, organization, standing and power, capital structure, authority to enter into the Merger Agreement, execution, delivery and enforceability thereof, no conflict, consents and approvals, filings with the SEC, corporate governance matters, the accuracy of certain information, the absence of certain changes or events, no undisclosed liabilities, permits and compliance with Law, litigation, taxes, compensation and benefits, labor matters, intellectual property, real property, environmental matters, insurance, material contracts, fairness opinions, the involvement of brokers, the applicability of anti-takeover statutes and regulatory matters.

        AltaGas and Merger Sub's representations and warranties relate to, among other things, organization, standing and power, authority to enter into the Merger Agreement, execution, delivery and enforceability thereof, no conflict, consents and approvals, the accuracy of certain information, litigation, financing of the Acquisition, ownership of WGL Shares, the involvement of brokers, the relationship between AltaGas and Merger Sub and the absence of prior business activities by Merger Sub and the non-reliance by AltaGas and Merger Sub on WGL estimates, projections, forecasts, forward-looking statements and business plans.

Interim Operating Covenants

        The Merger Agreement contains customary negative and affirmative covenants on the part of the parties to the Merger Agreement, including, without limitation, that WGL and any subsidiary thereof will conduct its businesses in the ordinary course of business consistent with past practice in all material respects and use its reasonable best efforts to preserve intact its present business organization, retain its officers and key employees and preserve its relationships with its customers and suppliers and other persons with whom it has significant business dealings.

        The Merger Agreement also contains specific negative covenants as to certain impermissible activities of WGL prior to the time at which the transactions contemplated by the Merger Agreement become effective, which provide that, subject to certain exceptions (including as expressly permitted or required by the Merger Agreement, required by applicable Law, or disclosed by WGL in the disclosure schedules to the Merger Agreement), WGL will not take certain actions without AltaGas' prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), including, among other things: paying dividends; amendments to terms of its securities or capital stock; issuances, sales, adjustments or splits of its securities; repurchases or redemptions of securities; amendments to organizational documents; acquisitions, investments or dispositions; incurrence of indebtedness; dissolution; actions related to entry into or amendment or termination of material contracts; increases in compensation or amendments to benefit plans; changes to accounting policies; authorizations of capital expenditures; permit any insurance policy to lapse or terminate without replacement; make or rescind any material election relating to, or change in any material respect any of its methods of reporting, taxes or settle or compromise any tax liabilities; any adoption of any plan of liquidation; institute or settle material litigation; enter into derivative transactions not in the ordinary course or materially change its energy price risk management and marketing of energy parameters, limits and guidelines.

Regulatory Covenants

        The Merger Agreement contains a covenant of the parties to use reasonable best efforts to cause the transactions contemplated by the Merger Agreement to be consummated as promptly as reasonably practicable (including by using reasonable best efforts to cause the conditions to the closing of the transactions contemplated by the Merger Agreement to be satisfied), to make as promptly as reasonably practicable any necessary submissions and filings under applicable antitrust Laws (including the HSR Act) or to Governmental Authorities in order to consummate the transactions contemplated by the Merger Agreement, to cooperate with the other party and promptly furnish information necessary in connection with such submissions and filings to such Governmental Authorities or under antitrust Laws, to keep the other party reasonably informed with respect to the status of any such submissions and filings to such Governmental Authorities or under such antitrust Laws and to obtain all actions or non-actions, approvals, consents, waivers, registrations, permits authorizations and other confirmations from any Governmental Authority (including the Regulatory Approvals) necessary to consummate the transactions contemplated by the Merger Agreement.

        In furtherance of the foregoing, but subject to the other terms and conditions of the covenant, each party is required to (a) make a filing of a premerger notification report pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as reasonably practicable (and in any event within 21 days after the date of the Merger Agreement), (b) make any required filings in connection with Regulatory Approvals as promptly as reasonably practicable, (c) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by the State Commissions, CFIUS or FERC, as applicable, in connection with the Regulatory Approvals and (d) use its reasonable best efforts to take, or cause to be taken, all other actions consistent therewith as may be necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) and to obtain the Regulatory Approvals as promptly as reasonably practicable.

        See "Recent Developments — Acquisition of WGL" above for a summary of the activities undertaken by AltaGas and WGL in respect, and the current status, of the Regulatory Approvals.

        In furtherance of the foregoing, but subject to the other terms and conditions of the covenant, AltaGas and Merger Sub must, in connection with obtaining any Consent of any Governmental Authority (including the Regulatory Approvals) in connection with the Merger Agreement or the transactions contemplated thereby, take any and all steps that may be required by any such Governmental Authority so as to enable the parties to close the transactions contemplated by the Merger Agreement as promptly as reasonably practicable (and in any event no later than three business days prior to the Outside Date), including committing to and effecting any Remedial Action; provided, however, that any Remedial Action may, at the discretion of the WGL or AltaGas, be conditioned upon consummation of the transactions contemplated by the Merger Agreement and provided further that AltaGas may take any reasonable action to resist or reduce the scope of a Remedial Action that has been proposed by any Governmental Authority so long as it does not delay the consummation of the transactions contemplated by the Merger Agreement to a date later than three business days prior to the Outside Date.

        In furtherance of the foregoing, but subject to the other terms and conditions of the covenant, in the event that any proceeding by any Governmental Authority is commenced, threatened or is reasonably foreseeable that seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, AltaGas must use its reasonable best efforts to take any and all action, including a Remedial Action, to avoid or resolve any such proceeding as promptly as reasonably practicable (and in any event no later than three business days prior to the Outside Date). In addition, each party shall cooperate with each other party and use its respective reasonable best efforts to contest, defend and resist any such request, inquiry or other proceeding and to have vacated, lifted, reversed or overturned any request, inquiry or other proceeding or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the transactions contemplated by the Merger Agreement as promptly as reasonably practicable (and in any event no later than three business days prior to the Outside Date).

        Notwithstanding the foregoing, AltaGas and its affiliates shall not be required to, in connection with obtaining any Consent of any Governmental Authority (including the Regulatory Approvals) in connection with the Merger Agreement or the transactions contemplated thereby, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any Remedial Action) that constitutes a Burdensome Condition. WGL shall not, and shall not permit any of its subsidiaries to, in connection with obtaining any Consent of any Governmental Authority in connection with the Merger Agreement or the transactions contemplated thereby, (a) offer to agree to any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any Remedial Action) that would reasonably be expected to be material and adverse to AltaGas' ability to obtain the Regulatory Approvals on substantially the terms that AltaGas reasonably expects, or (b) accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure (including any Remedial Action); provided, however, that WGL and its subsidiaries shall take any Remedial Action requested by AltaGas if such Remedial Action is conditioned upon the consummation of the transactions contemplated by the Merger Agreement.

Non-Solicitation; Change in Recommendation

        The Merger Agreement provides that WGL and certain other persons must immediately cease and terminate any existing solicitation, discussion or negotiation with any person conducted prior to the date of the Merger Agreement with respect to any Competing Proposal or any proposal, offer or indication of interest that could reasonably be expected to lead to a Competing Proposal and request, and use its reasonable best efforts to enforce its contractual rights with respect to, the prompt return or destruction of all confidential information previously furnished to any such person in connection with a Competing Proposal and terminate access by any such person to any physical or electronic data room maintained by or on behalf of WGL.

        In addition, WGL and certain other persons are restricted from: (a) initiating, soliciting or knowingly encouraging or knowingly facilitating any proposals, offers or indications of interest regarding, or the making of any proposal, offer or indication of interest that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (b) conducting, participating or engaging in any discussions or negotiations with any person with respect to a Competing Proposal or any proposal, offer or indication of interest that could reasonably be expected to lead to a Competing Proposal (except to notify such person of the existence of the such provisions), or (c) furnishing any non-public information regarding WGL or its subsidiaries to any person in connection with or in response to a Competing Proposal or any proposal, offer or indication of interest that could reasonably be expected to lead to a Competing Proposal. However, if at any time after the date of the Merger Agreement and prior to obtaining the WGL Shareholder Approval WGL or its representatives received a bona fide written Competing Proposal, the WGL Board (or a duly authorized committee thereof), WGL and its representatives were permitted to engage in such prohibited conduct with any person who had made such Competing Proposal if (a) such Competing Proposal did not result from a material breach of the non-solicitation provisions of the Merger Agreement, (b) prior to engaging in any such activities, the WGL Board (or a duly authorized committee thereof) determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Competing Proposal is, or could reasonably be expected to lead to, a Superior Proposal and that the failure to engage in such activities would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (c) prior to furnishing any non-public information, WGL received an executed confidentiality and standstill agreement from such person (A) containing terms that are, in the aggregate, no less favorable to WGL than those contained in the confidentiality agreement with AltaGas (provided that such agreement may permit the submission of a Competing Proposal to the WGL Board on a confidential and non-public basis) and (B) not prohibiting WGL from complying with its obligations set forth in the Merger Agreement. However, WGL Shareholder Approval was obtained on May 10, 2017, as a result of which WGL's ability to engage in such prohibited conduct with any person who had made a Competing Proposal expired at that time.

        WGL and its subsidiaries may not enter into any contract that prohibits WGL from complying with any of its obligations under the foregoing covenants.

        WGL must advise AltaGas in writing as promptly as reasonably practicable (and in any event within 24 hours) of the receipt of any Competing Proposal or any request for non-public information regarding WGL or any of its subsidiaries made by any person or any request for negotiations with WGL, any of its subsidiaries or any of their respective representatives in connection with a Competing Proposal, and, in respect of each such Competing Proposal or request, WGL shall provide to AltaGas as promptly as reasonably practicable (and in any event within such 24 hour timeframe) the identity of the person making such Competing Proposal or request and the material terms and conditions of such Competing Proposal or request (and provide copies of any such written correspondence related thereto). WGL shall keep AltaGas informed as promptly as reasonably practicable (and in any event within 24 hours of such material development or change) of the status, material communications (and provide copies of any such written correspondence related thereto) and material developments regarding any Competing Proposal or request (including any change in the price or other material terms or conditions thereof). WGL shall as promptly as reasonably practicable (and in any event within 24 hours) provide to AltaGas any non-public information regarding WGL and its subsidiaries that is provided to any other person in connection with a Competing Proposal that was not previously provided to AltaGas.

        The Merger Agreement generally provides that, subject to certain exceptions, the WGL Board (or any committee thereof) may not make an Adverse Recommendation Change. However, subject to certain conditions, the WGL Board was entitled to, at any time prior to obtaining the WGL Shareholder Approval, make an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event. However, WGL Shareholder Approval was obtained on May 10, 2017, as a result of which WGL's ability to make an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event expired at that time.

Other Covenants

        The Merger Agreement contains certain other customary covenants including, among other things: access to confirmation; preparation of a proxy statement and the WGL Shareholder Meeting; employee matters; directors' and officers' insurance; litigation; public announcements; takeover laws and provisions; notification; and financing.

Closing Conditions

        The Merger Agreement provides that the obligations of each of the parties to complete the Acquisition are subject to satisfaction on or prior to the Closing of certain mutual conditions, any or all of which may be waived jointly by the parties, in whole or in part to the extent permitted by applicable Law, including the following:

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  WGL Shareholder Approval.  The WGL Shareholder Approval shall have been obtained;

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  Regulatory Approvals.  The waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been terminated, and the Regulatory Approvals shall have been obtained and shall have become Final Orders; and

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  No Injunctions or Restraints.  No Order of any Governmental Authority of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of the transactions contemplated by the Merger Agreement.

        The Merger Agreement provides that the obligations of AltaGas and Merger Sub to complete the Acquisition are subject to the fulfillment of a number of conditions including, but not limited to:

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  Representations and Warranties.  The accuracy of WGL's representations and warranties, subject to certain standards;

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  Covenants.  The performance or compliance by WGL of its obligations under the Merger Agreement, subject to certain standards;

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  Material Adverse Effect.  There shall not have occurred after the date of the Merger Agreement any circumstance, development, change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect in respect of WGL, subject to certain exceptions, prior to the Closing Date; and

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  Absence of a Burdensome Condition.  No Regulatory Approvals or Law shall impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions (including any Remedial Actions), that constitute a Burdensome Condition.

        The Merger Agreement provides that the obligations of WGL to complete the Acquisition are subject to the fulfillment of a number of conditions including, but not limited to:

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  Representations and Warranties.  The accuracy of AltaGas' and Merger Sub's representations and warranties, subject to certain standards; and

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  Covenants.  The performance by AltaGas and Merger Sub of their respective obligations under the Merger Agreement, subject to certain standards.

Termination

        The Merger Agreement may be terminated at any time prior to the Closing Date:

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  by mutual written consent;

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  by either WGL or AltaGas:

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  if the Acquisition is not consummated on or prior to the Outside Date, provided, however, that neither WGL or AltaGas may terminate pursuant to this section if it is in breach of the Merger Agreement and such breach has primarily caused or resulted in the failure of the Acquisition to have been consummated prior to the Outside Date.

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  Termination under this provision will entitle WGL to a Regulatory Termination Fee where, at the time of termination, the following conditions are satisfied:

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  (x) the waiting period (and any extensions thereof) under the HSR Act has not expired or been terminated and the Regulatory Approvals have not been obtained and become Final Orders or (y) an Order of any Governmental Authority is in effect or Law has been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement (if and only if the applicable event giving rise to the termination arises in connection with the Regulatory Approvals); and

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  Certain other conditions to closing shall have been satisfied or waived in accordance with the Merger Agreement;

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  Termination under this provision will entitle WGL to an AltaGas Termination Fee (less any Regulatory Termination Fee previously paid) where, at the time of such termination, the following conditions are satisfied:

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  (x) the waiting period (and any extensions thereof) under the HSR Act has not expired or been terminated and the Regulatory Approvals have not been obtained and become Final Orders or (y) an Order of any Governmental Authority is in effect or Law has been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement (if and only if the applicable event giving rise to the termination arises in connection with the Regulatory Approvals); and

  •
  WGL could have terminated the Merger Agreement due to the failure by AltaGas to comply with its regulatory covenants (as set forth above under "— Regulatory Covenants") (if and only if such breach is related to the failure of the Regulatory Approvals to be obtained); and

  •
  Certain other conditions to closing shall have been satisfied or waived in accordance with the Merger Agreement.

  •
  if there is in effect any Restraint.

  •
  Termination under this provision will entitle WGL to a Regulatory Termination Fee where the following conditions are satisfied:

  •
  the applicable Restraint giving rise to such termination arises in connection with the Regulatory Approvals; and

  •
  at the time of such termination, certain other conditions to closing shall have been satisfied or waived in accordance with the Merger Agreement;

  •
  Termination under this provision will entitle WGL to an AltaGas Termination Fee (less any Regulatory Termination Fee previously paid) where the following conditions are satisfied:

  •
  the applicable Restraint giving rise to such termination arises in connection with the Regulatory Approvals; and

  •
  at the time of such termination, WGL could have terminated the Merger Agreement due to the failure by AltaGas to comply with its regulatory covenants (as set forth above under "— Regulatory Covenants") (if and only if such breach is related to the failure of the Regulatory Approvals to be obtained); and

        •
        at the time of such termination, certain other conditions to closing shall have been satisfied or waived in accordance with the Merger Agreement.

    •
    if the WGL Shareholder Meeting has been conducted and the WGL Shareholder Approval has not been obtained;

  •
  by AltaGas:

  •
  if WGL has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of the related closing condition if continuing on the Closing Date, and any such breach cannot be cured by WGL or shall not have been cured, subject to certain conditions (a "terminable breach"); or

  •
  if the WGL Board (or a duly authorized committee thereof) has made an Adverse Recommendation Change (but not if WGL Shareholder Approval has already been obtained).

  •
  Termination under this provision will entitle AltaGas to a WGL Termination Fee;

  •
  by WGL:

  •
  if AltaGas or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of the related closing condition if continuing on the Closing Date, and any such breach cannot be cured by AltaGas or Merger Sub or shall not have been cured, subject to certain conditions;

  •
  prior to the receipt of the WGL Shareholder Approval, if the WGL Board shall have effected an Adverse Recommendation Change with respect to a Superior Proposal in accordance with the Merger Agreement (as set forth above under "— Non-Solicitation; Change in Recommendation") and shall have approved, and substantially concurrently with the termination, WGL shall have entered into, a binding Merger Agreement with respect to such Superior Proposal.

  •
  Termination under this provision will entitle AltaGas to a WGL Termination Fee;

  •
  if (A) certain of the conditions to closing have been satisfied or waived in accordance with the Merger Agreement as of the date that the closing of the Acquisition should have been consummated (other than those conditions that by their nature are to be satisfied at the closing of the Acquisition, but subject to such conditions being capable of being satisfied as of the date the closing should have been consummated and as of the time of such termination), (B) AltaGas and Merger Sub fail to consummate the closing on the day that the closing should have been consummated, (C) a Financing Failure has occurred as of the date that the closing should have been consummated, (D) WGL shall have delivered to AltaGas an irrevocable notice that it stands ready, willing and able to consummate the closing and (E) AltaGas and Merger Sub fail to consummate the closing within three business days following delivery of written notice from WGL requesting such consummation.

  •
  Termination under this provision will entitle WGL to a Financing Termination Fee.

        In addition to the circumstances described above a WGL Termination Fee is also payable by WGL where: (a) the Merger Agreement is terminated (A) by AltaGas or WGL where either (i) the Acquisition has not occurred by the Outside Date or (ii) if the WGL Shareholder Meeting has been conducted and the WGL Shareholder Approval has not been obtained, or (B) by AltaGas if WGL has committed a terminable breach; (b) a Competing Proposal has been publicly disclosed or otherwise made to WGL after the date of the Merger Agreement and has not been publicly withdrawn at certain times; and (c) within 12 months of the termination of the Merger Agreement, WGL enters into an acquisition agreement in respect of, or consummates, a Competing Proposal.

Financing the Acquisition

        AltaGas plans to fund the Acquisition with the proceeds from its aggregate $2.6 billion Subscription Receipt Offering and Concurrent Private Placement, which closed in the first quarter of 2017. In addition, AltaGas has US$3 billion available under its fully committed Bridge Facility, which can be drawn at the time of closing. With all funding required for the closing of the Acquisition in place, AltaGas can evaluate and pursue its asset sale process in a prudent and timely fashion in step with the regulatory process and consistent with AltaGas' long term strategic vision. Management has presently identified a total of over $4.0 billion of assets from AltaGas' Gas, Power and Utilities business segments in respect of which it is evaluating various options for monetization that could include the sale of either minority and/or controlling interests. Management expects to realize over $2 billion from its asset sale process in 2018. With the present optionality available to AltaGas and in light of a number of factors including recent developments in the California Resource Adequacy markets, AltaGas has discontinued the previously announced sale process of its California power assets. AltaGas will instead continue to pursue other structuring and commercial opportunities to unlock the value of the California assets. Additional financing steps could include offerings of senior debt, hybrid securities, and equity-linked securities (including preferred shares), subject to prevailing market conditions.

The Bridge Facility

        For purposes of financing the Purchase Price, on January 25, 2017, AltaGas engaged JPMorgan Chase Bank, N.A., The Toronto-Dominion Bank and Royal Bank of Canada to provide, on a fully underwritten basis, senior unsecured bridge term loan credit facilities in an aggregate principal amount of up to US$4.95 billion. The Bridge Facility originally consisted of (a) a bridge term loan credit facility in an aggregate principal amount of up to US$1.7 billion, (b) a bridge term loan credit facility in an aggregate principal amount of up to US$1.25 billion (the "Tranche B Bridge Facility"), and (c) a bridge term loan credit facility in an aggregate principal amount of up to US$2.0 billion (the "Tranche C Bridge Facility"). AltaGas and AltaGas Services (U.S.) Inc., a wholly-owned subsidiary of AltaGas (together with AltaGas, the "Borrowers") will be the borrowers under the Bridge Facility.

        The Bridge Facility was subsequently amended on February 3, 2017 to, among other things, reduce the size of the facility to US$3.0 billion and now consists only of a US$1.01 billion Tranche B Bridge Facility and a US$2.0 billion Tranche C Bridge Facility.

        The Tranche B Bridge Facility will mature 364 days following the Closing Date and the Tranche C Bridge Facility will mature 18 months following the Closing Date.

        The credit agreement pursuant to which the Bridge Facility has been extended (the "Acquisition Credit Agreement") contains certain prepayment options in favour of the Borrowers and certain mandatory prepayment obligations upon the occurrence of certain events. In particular, the Borrowers are required to effect reductions or make certain mandatory prepayments of the Bridge Facility, which permanently reduce the commitments of the lenders and/or require the mandatory repayment of indebtedness under the Bridge Facility, in an amount equal to the net cash proceeds from: (a) any issuance of equity and/or subscription receipts or other equity or equity-linked securities by AltaGas or any of its subsidiaries, other than pursuant to certain prescribed exceptions, (b) any issuance of debt securities or incurrence of other indebtedness for borrowed money by AltaGas or any of its subsidiaries, other than certain prescribed exceptions (including amounts borrowed from time to time under existing credit facilities and commercial paper programs), and (c) all non-ordinary course asset sales or other dispositions of property by AltaGas or any of its subsidiaries, subject to certain prescribed exceptions.

        The Acquisition Credit Agreement contains customary representations and warranties and affirmative and negative covenants of the Borrowers that are substantially similar to those in AltaGas' existing credit agreement dated December 20, 2013, as amended, subject to customary modifications contemplated by the Debt Commitment Letter. The drawdown of the Bridge Facility is also subject to certain customary conditions for acquisition financings.

        Customary fees for acquisition financings of the nature contemplated by the Bridge Facility are payable by the Borrowers and amounts outstanding under the Bridge Facility will be subject to interest at rates based upon a specified margin over LIBOR or the U.S. base rate (as the case may be), which margin will: (a) vary based upon AltaGas' then applicable ratings from each of S&P and Moody's; and (b) increase if amounts outstanding under the Bridge Facility are not repaid in full within specified periods of time.

 CONSOLIDATED CAPITALIZATION

        Since March 31, 2018 on a consolidated basis there have been no material changes in the share and loan capital of AltaGas. There are an aggregate of 179,786,996 Common Shares issued and outstanding as at the date hereof.

USE OF PROCEEDS

        The net proceeds to be derived from the sale of Securities by AltaGas will be the issue price less any commission paid in connection therewith and expenses relating to the particular offering of Securities. Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, to repay indebtedness and to fund capital expenditures. Such uses may include, financing, directly or indirectly, part of the purchase price payable for the Acquisition and to reduce any amounts outstanding under the Bridge Facility, to the extent any amounts are drawn on the Bridge Facility in connection with the Acquisition. The amount of net proceeds to be used for any such purpose will be set forth in a prospectus supplement. AltaGas may invest funds which it does not immediately use, including in short-term investment grade securities.

        AltaGas may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

EARNINGS COVERAGE

        Earnings coverage ratios will be provided as required in the applicable prospectus supplement(s) with respect to any offering and sale of Debt Securities or Preferred Shares pursuant to this Prospectus.

DESCRIPTION OF SECURITIES

        The following description sets forth certain general terms and provisions of the Securities. AltaGas may issue Securities either separately or together with or upon the conversion of or in exchange for other securities. The particular terms and provisions of each series of Securities AltaGas may offer will be described in greater details in the related prospectus supplement and which may provide information that is different from this Prospectus. AltaGas reserves the right to include in a prospectus supplement specific variable terms pertaining to the Securities that are not within the descriptions set forth in this Prospectus.

        The authorized capital of AltaGas consists of an unlimited number of Common Shares and such number of Preferred Shares issuable in series at any time as have aggregate voting rights either directly or on conversion or exchange that in the aggregate represent less than 50% of the voting rights attaching to the then issued and outstanding Common Shares. The rights, privileges, restrictions and conditions attaching to the Preferred Shares are summarized below. This summary does not purport to be complete. AltaGas' complete articles and by-laws have been filed with the Canadian securities regulatory authorities on SEDAR at www.sedar.com.

Debt Securities

        In this section, the term "AltaGas" refers only to AltaGas Ltd. and not to its subsidiaries, any partnerships involving AltaGas or any joint ventures in which AltaGas is a joint venturer. The following description sets forth certain general terms and provisions of the Debt Securities. AltaGas will provide particular terms and provisions of a series of Debt Securities and a description of how the general terms and provisions described below may apply to that series in a prospectus supplement. Prospective investors should rely on information in the applicable prospectus supplement if it is different from the following information.

        The Debt Securities will be issued under an indenture between AltaGas and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee") (the indenture as amended and supplemented, the "Indenture"). The Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A form of the Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available as described above under "Where to Find More Information". The following is a summary of certain provisions of the Indenture and the Debt Securities and is not intended to be complete. For further details, prospective investors should refer to the Indenture.

        AltaGas may issue debt securities and incur additional indebtedness other than through the offering of Debt Securities pursuant to this Prospectus.

General

        The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued under the Indenture. It provides that Debt Securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Material Canadian and U.S. federal income tax considerations applicable to any Debt Securities, and special tax considerations applicable to the Debt Securities denominated in a currency or currency unit other than Canadian or U.S. dollars, will be described in a prospectus supplement relating to the applicable offering of Debt Securities.

        The prospectus supplement will set forth the following terms relating to the Debt Securities being offered:

  •
  the title of the Debt Securities of the series;

  •
  any limit upon the aggregate principal amount of the Debt Securities of the series;

  •
  the party to whom any interest on a Debt Security of the series shall be payable, if other than the person in whose name the Debt Securities are registered at the close of business on the regular record date for such interest;

  •
  the date or dates on which the principal of (and premium, if any, on) any Debt Securities of the series is payable, or the method by which such date or dates will be determined or extended;

  •
  the rate or rates at which the Debt Securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which interest will be payable and the regular record date for interest payable on any interest payment date;

  •
  the place or places where principal and any premium and interest are payable;

  •
  the period or periods if any within which, the price or prices at which, the currency or currency units in which and the terms and conditions upon which any Debt Securities of the series may be redeemed, in whole or in part, at the option of AltaGas;

  •
  the obligation, if any, of AltaGas to redeem or purchase any Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the terms and conditions upon which Debt Securities of the series may be redeemed or purchased, in whole or in part pursuant to such obligation;

  •
  if other than denominations of US$2,000 and any integral multiples of US$1,000, the denominations in which the Debt Securities are issuable;

  •
  if the amount of principal of or any premium or interest on any Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

  •
  if other than U.S. dollars, the currency, currencies or currency units in which the principal of or any premium or interest on any Debt Securities of the series will be payable, and any related terms;

  •
  if the principal of or any premium or interest on any Debt Securities of the series is to be payable, at the election of AltaGas or the holders, in one or more currencies or currency units other than that or those in which the Debt Securities are stated to be payable, specific information relating to the currency, currencies or currency units, and the terms and conditions relating to any such election;

  •
  if other than the entire principal amount, the portion of the principal amount of any Debt Securities of the series that is payable upon acceleration of maturity;

  •
  if the principal amount payable at maturity of the Debt Securities of the series is not determinable prior to maturity, the amount that is deemed to be the principal amount prior to maturity for purposes of the Debt Securities and the Indenture;

  •
  if applicable, any provisions in modification of, in addition to or in lieu of the defeasance provisions set forth in the Indenture that shall be applicable to the Debt Securities of the series;

  •
  if applicable, that the Debt Securities of the series will be issued in whole or in part in the form of one or more global securities and, if so, the depository for the global securities, the form of any legend or legends which will be borne by such global securities and any additional terms related to the exchange, transfer and registration of securities issued in global form;

  •
  any addition to or change in the Events of Default applicable to the Debt Securities of the series and any change in the right of the Trustee or the holders of the Debt Securities to accelerate the maturity of the Debt Securities of the series;

  •
  any addition to or change in the covenants described in this Prospectus applicable to the Debt Securities of the series;

  •
  if the Debt Securities of the series are to be subordinated to other of AltaGas' obligations, the terms of the subordination and any related provisions;

  •
  whether the Debt Securities of the series will be convertible into securities or other property, including Common Shares or other securities, whether in addition to, or in lieu of, any payment of principal or other amount or otherwise, and whether at the option of AltaGas or otherwise, the terms and conditions relating to conversion of the debt securities, and any other provisions relating to the conversion of the Debt Securities;

  •
  the obligation, if any, of AltaGas to pay to holders of any Debt Securities of the series amounts as may be necessary so that net payments on the Debt Security, after deduction or withholding for or on account of any present or future taxes and other governmental charges imposed by any taxing authority upon or as a result of payments on the securities, will not be less than the gross amount provided in the Debt Security, and the terms and conditions, if any, on which AltaGas may redeem the Debt Securities rather than pay such additional amounts;

  •
  whether AltaGas will undertake to list the Debt Securities of the series on any securities exchange or automated interdealer quotation system; and

  •
  any other terms of the series of Debt Securities.

        Unless otherwise indicated in the applicable prospectus supplement, the Indenture does not afford the holders the right to tender Debt Securities to AltaGas for repurchase or provide for any increase in the rate or rates of interest at which the Debt Securities will bear interest, in the event AltaGas should become involved in a highly leveraged transaction or in the event of a change in control of AltaGas.

        Debt Securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and may be offered and sold at a discount below their stated principal amount. The Canadian and U.S. federal income tax consequences and other special considerations applicable to any such discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes will be described in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, AltaGas may, without the consent of the holders thereof, reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series; provided, however, that in the event any additional Debt Securities are not fungible with the outstanding Debt Securities for U.S. federal income tax purposes, such non-fungible additional Debt Securities will be issued with a separate CUSIP number so that they are distinguishable from the Outstanding Debt Securities.

        A prospectus supplement may include other specific terms pertaining to Debt Securities that are not within the options and parameters set forth in this Prospectus. To the extent that any particular terms of the Debt Securities described in a prospectus supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of the differing terms set forth in such prospectus supplement with respect to such Debt Securities.

Ranking and Other Indebtedness

        Unless otherwise indicated in an applicable prospectus supplement, the Debt Securities will be unsecured obligations and will rank equally in right of payment with all of AltaGas' other unsecured and unsubordinated indebtedness. AltaGas is a holding company that conducts substantially all of its operations and holds substantially all of its assets through its subsidiaries. As at March 31, 2018, the long-term debt (excluding the current portion, as well as guarantees and intercompany obligations between AltaGas and its subsidiaries) of AltaGas' subsidiaries totalled approximately $506.1 million. The debt securities issued under this Prospectus will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of AltaGas' subsidiaries.

Form, Denominations and Exchange

        Debt Securities will be issuable solely as registered securities without coupons in denominations of US$2,000 and integral multiples of US$1,000, or in such other denominations as may be set out in the terms of the Debt Securities of any particular series. The Indenture also provides that Debt Securities of a series may be issuable in global form.

        Registered securities of any series will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. However, in the event there are Debt Securities issued that are to be convertible into other securities of AltaGas, no amounts will be payable to convert those Debt Securities.

        The applicable prospectus supplement may indicate the places to register a transfer of Debt Securities, if other than the corporate trust office of the Trustee. Except for certain restrictions set forth in the Indenture, no service charge will be made for any registration of transfer or exchange of the Debt Securities, but AltaGas may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

        AltaGas shall not be required to: (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Securities which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Payment

        Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, and interest, if any, on Debt Securities will be made at the corporate trust office of the Trustee, 500 Ross Street, 12th Floor, Pittsburgh, Pennsylvania 15262 Attention: Corporate Trust Administration, or AltaGas may choose to pay principal, interest and any premium by (i) check mailed or delivered to the address of the person entitled at the address appearing in the security register of the Trustee or (ii) wire transfer to an account located in the U.S. of the person entitled to receive payments as specified in the securities register.

        Unless otherwise indicated in the applicable prospectus supplement, payment of any interest will be made to the persons in whose name the Debt Securities are registered at the close of business on the day or days specified by AltaGas.

Global Securities

        The registered Debt Securities of a series may be issued in whole or in part in global form (a "Global Security") and will be registered in the name of and be deposited with a depository (the "Depository"), or its nominee, each of which will be identified in the prospectus supplement, if the depository is other than The Depository Trust Company ("DTC") and if the Depository's nominee is other than Cede & Co. Unless and until exchanged, in whole or in part, for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of the Depository, by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of the Depository or a nominee of the successor.

        Unless otherwise indicated in an applicable prospectus supplement with respect to a series of Debt Securities, DTC, New York, New York, will act as the depository for the Debt Securities. The Debt Securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC's nominee. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

        If other than as described below, the specific terms of the depository arrangement with respect to any portion of a particular series of Debt Securities to be represented by a Global Security will be described in the prospectus supplement relating to such series. AltaGas anticipates that the following provisions will apply to all depository arrangements.

        Upon the issuance of a Global Security, the Depository therefor will credit, on its book entry and registration system, the respective principal amounts of the Debt Securities represented by the Global Security to the accounts of such persons having accounts with such Depository ("participants"). Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the Debt Securities or by AltaGas if such Debt Securities are offered and sold directly by AltaGas. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository therefor (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the U.S. may require that certain purchasers of securities take physical delivery of such securities in definitive form.

        So long as the Depository for a Global Security or its nominee is the registered owner of the Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

        Beneficial owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued or if there shall have occurred and be continuing an Event of Default under the Indenture. The Depository will have no knowledge of the actual beneficial owners of the Debt Securities; the Depository's records will reflect only the identity of the direct participants to whose accounts the Debt Securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Any payments of principal, premium, if any, and interest on Global Securities registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of AltaGas, the Trustee or any paying agent for Debt Securities represented by the Global Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        AltaGas expects that the Depository for a Global Security or its nominee, upon receipt of any payment of principal, premium or interest, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of such Depository. AltaGas also expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

        Conveyance of notices and other communications by the Depository to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Debt Securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Debt Securities, such as redemptions, tenders, defaults, and proposed amendments to the Indenture.

        Any redemption notices relating to the Debt Securities will be sent to the Depository. If less than all of the Debt Securities of a series are being redeemed, the Depository may determine by lot the amount of the interest of each direct participant in the series to be redeemed. Neither the Depository nor its nominee will consent or vote with respect to Debt Securities unless authorized by a direct participant in accordance with the Depository's procedures. Under its procedures, the Depository may send a proxy to AltaGas as soon as possible after the record date for a consent or vote. The proxy would assign the Depository's nominee's consenting or voting rights to those direct participants to whose accounts the Debt Securities are credited on the relevant record date.

        No Global Security may be exchanged in whole or in part, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depository for the Global Security or its nominee unless (1) the Depository (A) has notified AltaGas that it is unwilling or unable to continue as Depository for the Global Security or (B) has ceased to be a clearing agency registered under the Exchange Act, (2) there shall have occurred and be continuing an Event of Default under the Indenture or (3) otherwise indicated in the applicable prospectus supplement.

Covenants

        The Indenture contains promises by AltaGas, called "covenants" for the benefit of the holders of the Debt Securities. Except to the extent that covenants are modified, deleted or added with respect to any series of Debt Securities, as provided in an applicable prospectus supplement with respect to such series of Debt Securities, AltaGas will covenant with respect to each series of Debt Securities to (1) duly and punctually pay amounts due on the Debt Securities; (2) maintain an office or agency where Debt Securities may be presented or surrendered for payment, where Debt Securities may be surrendered for registration of transfer or exchange and where notices and demands to AltaGas may be served; and (3) deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate stating whether or not AltaGas is in default under the Indenture.

        Subject to the provision described under the heading "— Mergers, Consolidations and Sales of Assets" below, AltaGas will also covenant that it will do all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided that AltaGas is not required to preserve any right or franchise if the Board of Directors of AltaGas determines that preservation of the right or franchise is no longer desirable in the conduct of the business of AltaGas and that its loss is not disadvantageous in any material respect to the holders of the Debt Securities.

Waiver of Covenants

        Except as otherwise provided in an applicable prospectus supplement with respect to any series of Debt Securities under the Indenture, AltaGas may omit in any particular instance to comply with any term, provision or condition in any covenant for such series, if before the time for such compliance the holders of a majority of the principal amount of the outstanding securities of the series waive compliance with the applicable term, provision or condition, except the covenant to duly and punctually pay amounts due on the Debt Securities.

Mergers, Consolidations and Sales of Assets

        AltaGas may consolidate or amalgamate with or merge into or enter into any statutory arrangement for such purpose with any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, so long as, among other requirements:

  (a)
  the successor to the consolidation, amalgamation, merger or arrangement is organized under the laws of Canada, or any Province or Territory, the U.S., or any State or the District of Columbia, and expressly assumes the obligation to pay the principal of and any premium and interest on all of the Debt Securities and perform or observe the covenants and obligations contained in the Indenture; and

  (b)
  immediately after giving effect to the transaction, no Event of Default, or event which, after notice or lapse of time or both, would become an Event of Default, will have happened and be continuing.

        Upon any consolidation, amalgamation, merger or arrangement of AltaGas or conveyance, transfer or lease of properties and assets of AltaGas substantially as an entirety, the successor to AltaGas will succeed to every right and power of AltaGas under the Indenture, and AltaGas will be relieved of all obligations and covenants under the Indenture and the Debt Securities.

Redemption

        If and to the extent specified in an applicable prospectus supplement, the Debt Securities of a series will be subject to redemption at the time or times specified therein, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice. Notice of redemption of the Debt Securities of such series will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Provision of Financial Information

        AltaGas will file with the Trustee, within 15 days after it files them with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which AltaGas is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If AltaGas is not required to file such information, documents or reports with the SEC, then AltaGas will file with the Trustee such periodic reports as AltaGas files with the securities commission or corresponding securities regulatory authority in each of the Provinces of Canada within 15 days after it files them with such securities commissions or securities regulatory authorities.

Events of Default

        Unless otherwise specified in an applicable prospectus supplement relating to a particular series of Debt Securities, the following events are defined in the Indenture as "Events of Default" with respect to Debt Securities of any series:

  (a)
  the failure of AltaGas to pay when due the principal of or premium (if any) on any Debt Securities of that series or, if the Debt Securities of that series are convertible into other securities, any amounts due upon the conversion of the Debt Securities of that series;

  (b)
  the failure of AltaGas, continuing for 30 days, to pay any interest due on any Debt Securities of that series (subject to AltaGas' right, at its sole option, to defer interest payments as shall, if applicable, be expressed in a particular series of Debt Security and/or the supplemental indenture providing for the issue thereof); or

  (c)
  any other Event of Default provided with respect to Debt Securities of that series.

        If an Event of Default occurs and is continuing with respect to any series of Debt Securities, then and in every such case the Trustee or the holders of not less than 25% of the aggregate principal amount of the outstanding Debt Securities of such affected series may, subject to any subordination provisions thereof, declare the entire principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of such series and all interest thereon to be immediately due and payable.

        However, at any time after a declaration of acceleration with respect to any series of Debt Securities has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series, by written notice to AltaGas and the Trustee under certain circumstances (which include payment or deposit with the Trustee of outstanding principal, premium and interest, unless the prospectus supplement applicable to an issue of Debt Securities otherwise provides), may rescind and annul such acceleration.

        The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee shall be under no obligation to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee indemnity reasonably satisfactory to it. Subject to such provisions for indemnification of the Trustee and certain other limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding Debt Securities of a series affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series.

        No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series affected by such Event of Default, (b) the holders of at least 25% of the aggregate principal amount of the outstanding Debt Securities of such series affected by such Event of Default have made written request, and such holder or holders have offered indemnity reasonably satisfactory to it, to the Trustee to institute such proceeding as Trustee, and (c) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by the holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security.

Modification and Waiver

        Modifications and amendments of the Indenture may be made by AltaGas and the Trustee with the consent of the holders of a majority of the principal amount of the outstanding Debt Securities of each series issued under the Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security of such affected series: (1) change the stated maturity of the principal of, or any instalment of interest, if any, on any Debt Security; (2) reduce the principal amount of, or the premium, if any, or the rate of interest, if any, on any Debt Security; (3) change the place of payment; (4) change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any Debt Security; (5) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (6) adversely affect any right to convert or exchange any Debt Security; (7) reduce the percentage of principal amount of outstanding Debt Securities of such series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (8) modify the provisions of the Indenture relating to subordination in a manner that adversely affects the rights of the holders of Debt Securities; or (9) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

        The holders of a majority of the principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by AltaGas with certain restrictive provisions of the Indenture, including the covenants and Events of Default. The holders of a majority in principal amount of outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any Debt Security of that series or in respect of a provision which under the

Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series. The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of Debt Securities, in order, among other purposes, to cure any ambiguity or inconsistency or to make any change that does not have an adverse effect on the rights of any holder of Debt Securities.

Defeasance

        The Indenture provides that, at its option, AltaGas will be discharged from any and all obligations in respect of the outstanding Debt Securities of any series upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each instalment of interest, if any, on the outstanding Debt Securities of such series ("Defeasance") (except with respect to the authentication, transfer, exchange or replacement of Debt Securities or the maintenance of a place of payment and certain other obligations set forth in the Indenture). Such trust may only be established if among other things (1) AltaGas has delivered to the Trustee an opinion of counsel in the U.S. stating that (a) AltaGas has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; (2) AltaGas has delivered to the Trustee an opinion of counsel in Canada or a ruling from the CRA to the effect that the holders of such outstanding Debt Securities of such series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Debt Securities of such series include holders who are not resident in Canada); (3) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (4) AltaGas is not an "insolvent person" within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) AltaGas has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the U.S. Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied. AltaGas may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option described in the following paragraph if AltaGas meets the conditions described in the preceding sentence at the time AltaGas exercises the Defeasance option.

        The Indenture provides that, at its option, AltaGas may omit to comply with certain covenants, and such omission shall not be deemed to be an Event of Default under the Indenture and the outstanding Debt Securities upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each instalment of interest, if any, on the outstanding Debt Securities ("Covenant Defeasance"). If AltaGas exercises its Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the Events of Default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (1) AltaGas has delivered to the Trustee an opinion of counsel in the U.S. to the effect that the holders of the outstanding Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (2) AltaGas has delivered to the Trustee an opinion of counsel in Canada or a ruling from the CRA to the effect that the holders of such outstanding Debt Securities will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Debt Securities include holders who are not resident in Canada); (3) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit; (4) AltaGas is not an "insolvent person" within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) AltaGas has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the U.S. Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied.

Consent to Jurisdiction and Service

        Under the Indenture, AltaGas will agree to appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its authorized agent for service of process in any suit or proceeding arising out of or relating to the Debt Securities or the Indenture and for actions brought under federal or state securities laws in any federal or state court located in the city of New York, and irrevocably submits to such jurisdiction.

Governing Law

        The Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Preferred Shares

        The specific terms of any offerings of Preferred Shares including the designation of the particular series, the number of Preferred Shares offered, the offering price, any voting rights, the dividend rate, the dividend payment dates, and terms for redemption at the option of AltaGas or the holder, any exchange or conversion terms and any other specific terms will be described in one or more prospectus supplements.

        The directors of AltaGas may divide any unissued Preferred Shares into series and fix the number of shares in each series and the designation, rights, privileges, restrictions and conditions thereof. The Preferred Shares of each series will rank on a parity with Preferred Shares of every other series with respect to accumulated dividends and return of capital and are entitled to a preference over the Common Shares and over any other shares of AltaGas ranking junior to the Preferred Shares with respect to the priority in the payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of AltaGas, whether voluntary or involuntary.

        The rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class may be repealed, altered, modified, amended or amplified or otherwise varied only with the sanction of the holders of the Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution in writing executed by all holders of Preferred Shares entitled to vote on that resolution or passed by the affirmative vote of at least 66 2/3% of the votes cast at a meeting of holders of Preferred Shares duly called for such purpose.

CERTAIN INCOME TAX CONSIDERATIONS

        The applicable prospectus supplement will describe material Canadian federal income tax consequences to an investor of acquiring, owning and disposing of any Securities offered thereunder, including whether the payments of dividends on preference shares or payments of principal, premium, if any, and interest on Debt Securities payable to a non-resident of Canada will be subject to Canadian non-resident withholding tax.

        The applicable prospectus supplement will also describe material U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, any such material consequences relating to Debt Securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

 PLAN OF DISTRIBUTION

        AltaGas may offer and sell the Securities to or through underwriters or dealers purchasing as principals, and also may sell the Securities directly to one or more purchasers pursuant to applicable statutory exemptions or through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution of the Securities.

        The prospectus supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by AltaGas in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including the type of security being offered, the public offering price (or the manner of determination thereof if offered on a non-fixed price basis), the method of distribution of such Securities, the proceeds to AltaGas and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

        If underwriters are used in the offer and sale of Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, at market prices prevailing at the time of sale or at prices related to such prevailing market prices. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Securities offered by the prospectus supplement if any such securities are purchased.

        In connection with any offering of Securities and subject to applicable laws, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions which stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. Any underwriters, dealers or agents to or through whom Securities are sold by AltaGas for public offering and sale may make a market in the Securities at any time without notice. No assurance can be given that a trading market in the Securities will develop or as to the liquidity of any trading market of the Securities.

        Any offering of Securities would be a new issue of securities with no established trading market. Unless otherwise specified in the applicable prospectus supplement, there is no market through which the Securities may be sold and purchasers may not be able to resell such securities purchased under this Prospectus and any prospectus supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation. See "Risk Factors".

 RISK FACTORS

        Investment in the Securities is subject to various risks including those risks inherent to the industry in which AltaGas operates. Before deciding whether to invest in any Securities, investors should consider carefully the risks incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and those described in a prospectus supplement relating to a specific offering of Securities.

        In addition to the below, discussions of certain risk factors affecting AltaGas in connection with its business are provided in AltaGas' disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this Prospectus. In particular, see "Risk Factors" in the AIF, including under the headings "Risk Factors — Risks Related to the Acquisition of WGL" and "Risk Factors — Risks Related to the Business of WGL". Before investing, prospective purchasers of Securities should carefully consider the information contained or incorporated by reference in this Prospectus.

Forward-looking information may prove inaccurate

        Investors are cautioned not to place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate.

        Additional information on the risks, assumptions and uncertainties are found in this Prospectus under the heading "Note Regarding Forward-Looking Information and Statements".

No Existing Trading Market

        There is no market through which the Securities may be sold and purchasers may not be able to resell such securities purchased under this Prospectus and any prospectus supplement. There can be no assurance that an active trading market will develop for the Securities after an offering or, if developed, that such market will be sustained. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation.

        The public offering prices of the Securities may be determined by negotiation between AltaGas and the underwriters or dealers based on several factors and may bear no relationship to the prices at which the Securities will trade in the public market subsequent to such offering. See "Plan of Distribution".

LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement, certain Canadian legal matters relating to the Securities offered by a prospectus supplement will be passed upon, on behalf of AltaGas, by Stikeman Elliott LLP and certain U.S. legal matters relating to the Securities offered by a prospectus supplement will be passed upon, on behalf of AltaGas, by Mayer Brown LLP. If any underwriters, dealers or agents named in a prospectus supplement retain their own counsel to pass upon legal matters relating to the Securities, the counsel will be named in the prospectus supplement.

INTERESTS OF EXPERTS

        The auditors of AltaGas are Ernst & Young LLP, Chartered Accountants, 2200, 215 2nd Street S.W., Calgary, Alberta, T2P 1M4. Ernst & Young LLP is independent of AltaGas in accordance with the Rules of Professional Conduct as outlined by the Institute of Chartered Professional Accountants of Alberta.

        The auditors of WGL and Washington Gas are Deloitte & Touche LLP located in Mclean, Virginia. Deloitte & Touche LLP, an independent registered public accounting firm, is independent with respect to WGL and Washington Gas within the meaning of the U.S. Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (U.S.).

ENFORCEMENT OF CIVIL LIABILITIES

        AltaGas is a Canadian corporation, and the majority of its assets and operations are located, and the majority of its revenues are derived, outside the U.S. AltaGas will appoint a U.S. agent as its agent to receive service of process with respect to any action brought against it in any federal or state court in the U.S. arising from any offering conducted under this Prospectus. However, it may not be possible for investors to enforce outside the U.S. judgments against AltaGas obtained in the U.S. in any such actions, including actions predicated upon the civil liability provisions of the U.S. federal and state securities laws. In addition, certain of the directors and officers of AltaGas are residents of Canada or other jurisdictions outside of the U.S., and all or a substantial portion of the assets of those directors and officers are or may be located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon those persons, or to enforce against them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of U.S. federal and state securities laws.

GLOSSARY

        In this Prospectus, the following terms have the meanings set forth below:

        "2017 MD&A" has the meaning ascribed thereto under the heading "Documents Incorporated by Reference";

        "2018 Q1 MD&A" has the meaning ascribed thereto under the heading "Documents Incorporated by Reference";

        "Acquisition" means the acquisition by AltaGas, indirectly through Merger Sub, of WGL through a merger of Merger Sub with and into WGL pursuant to the Merger Agreement;

        "Acquisition Credit Agreement" has the meaning ascribed thereto under the heading "Recent Developments — Acquisition of WGL — Financing the Acquisition";

        "Acquisition Financial Statements" has the meaning ascribed thereto under the heading "Documents Incorporated by Reference";

        "Adverse Recommendation Change" means if the WGL Board (or any committee thereof) withdraws, changes, qualifies, withholds or modifies in a manner adverse to AltaGas, or proposes publicly to withdraw, change, qualify, withhold or modify in a manner adverse to AltaGas, the WGL Board Recommendation, or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any Competing Proposal or, in the event a tender offer that constitutes a Competing Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Competing Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within 10 business days;

        "AIF" has the meaning ascribed thereto under the heading "Documents Incorporated by Reference";

        "AltaGas" or the "Corporation" means AltaGas Ltd. and its subsidiaries, partnership interests and joint venture investments;

        "AltaGas Termination Fee" means an amount equal to US$182,000,000;

        "Alton Natural Gas Storage Project" means the underground gas storage facility and associated pipelines located near Truro, Nova Scotia that is currently under construction and owned by AltaGas' indirect wholly-owned subsidiary Alton Natural Gas Storage L.P.;

        "Bcf" means 1,000,000 Mcf of natural gas;

        "Bcf/d" means Bcf per day;

        "Board of Directors" means the board of directors of AltaGas;

        "Borrowers" has the meaning ascribed thereto under the heading "Recent Developments — Acquisition of WGL — Financing the Acquisition";

        "Bridge Facility" means the US$3.0 billion bridge facility to be provided by a syndicate of lenders, including JPMorgan Chase Bank, N.A., The Toronto-Dominion Bank and Royal Bank of Canada on substantially the terms set forth in the Debt Commitment Letter;

        "Burdensome Condition" means any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures (including any Remedial Action) that would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of (a) WGL and its subsidiaries, taken as a whole, or (b) AltaGas and its subsidiaries, taken as a whole and determined after giving effect to the transactions contemplated by the Merger Agreement; provided, however, that any such undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures shall not constitute or be taken into account in determining whether there has been or is such a material adverse effect to the extent such undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures are expressly set forth in the post-merger commitments of AltaGas set forth in the Merger Agreement;

        "Capital Commitment Fee" means an amount equal to 2% of the offering price for the Subscription Receipts multiplied by the number of Subscription Receipts issued to the Investor under the Concurrent Private Placement;

        "Central Penn" means an approximately 185-mile pipeline originating in Susquehanna County, Pennsylvania and extending to Lancaster County, Pennsylvania that will have the capacity to transport and deliver up to approximately 1.7 million dekatherms per day of natural gas;

        "CFIUS" means the Committee on Foreign Investment in the U.S.;

        "CFIUS Approval" means any of the following: (a) the parties shall have received written notice from CFIUS that review under Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565) ("Section 721") of the transactions contemplated by the Merger Agreement has been concluded and that either such transactions do not constitute a "covered transaction" under Section 721 or there are no unresolved national security concerns, (b) an investigation shall have been commenced after the initial 30-day review period and CFIUS shall have determined to conclude all action under Section 721 without sending a report to the President of the U.S. (the "President"), and the parties shall have received notice from CFIUS that all action under Section 721 is concluded with respect to such transactions, and there are no unresolved national security concerns, or (c) CFIUS shall have sent a report to the President. requesting the President's decision and the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by the Merger Agreement, or the time permitted by applicable Law for such action (15 days from the date the President received such report) shall have elapsed;

        "Closing" means the consummation of the Acquisition;

        "Closing Date" means the date on which the Closing occurs;

        "Common Shares" means the common shares in the capital of AltaGas;

        "Competing Proposal" means, with respect to WGL, any contract, proposal, offer or indication of interest from any person or "group" (as defined under Section 13(d) of the Exchange Act) relating to any transaction or series of related transactions (other than transactions with AltaGas or any of its subsidiaries), (a) involving any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving WGL; (b) to purchase or obtain, directly or indirectly (by merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, recapitalization, liquidation, dissolution or similar transaction) (i) any business or assets of WGL or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for 15% or more of WGL's consolidated assets or that generated 15% or more of WGL's consolidated net revenue or earnings before interest and taxes for the preceding twelve months; or (ii) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the outstanding voting stock of WGL;

        "Concurrent Private Placement" means the agreement by the Investor to purchase on a private placement basis an aggregate 12,910,000 Subscription Receipts at $31.00 per Subscription Receipt for gross proceeds to AltaGas of $400,210,000 (before deducting the Capital Commitment Fee);

        "Consent" means any consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or license or permit from, any Governmental Authority;

        "Constitution" means Constitution Pipeline Company, LLC;

        "Covenant Defeasance" has the meaning ascribed thereto under the heading "Description of Securities — Debt Securities — Defeasance";

        "CRA" means Canada Revenue Agency;

        "Debt Commitment Letter" means the Debt Commitment Letter, dated as of January 25, 2017, by and among AltaGas, JPMorgan Chase Bank, N.A., The Toronto-Dominion Bank and Royal Bank of Canada, as amended, restated, supplemented, replaced or otherwise modified from time to time;

        "Debt Securities" means notes or other types of unsecured debt securities which may be issuable in series by AltaGas pursuant to this Prospectus (including any prospectus supplement containing the specific terms of any such Debt Securities and other information relating to the offered Debt Securities);

        "Defeasance" has the meaning ascribed thereto under the heading "Description of Securities — Debt Securities — Defeasance";

        "Depository" has the meaning ascribed thereto under the heading "Description of Securities — Debt Securities — Global Securities";

        "DTC" has the meaning ascribed thereto under the heading "Description of Securities — Debt Securities — Global Securities";

        "EDGAR" means the Electronic Data Gathering and Retrieval System;

        "EPS" means earnings per share calculated in accordance with U.S. GAAP;

        "Event of Default" has the meaning ascribed thereto under the heading "Description of Securities — Debt Securities — Events of Default";

        "Exchange Act" has the meaning ascribed thereto under the heading "Where to Find More Information";

        "FERC" means the U.S. Federal Energy Regulatory Commission;

        "FERC Approval" means any Consents required by FERC in respect of the transactions contemplated by the Merger Agreement;

        "Ferndale Terminal" means the storage, distribution and export facility for bulk shipments of propane, butane and iso-butane located on the west coast near Ferndale, Washington, and owned by a subsidiary of Petrogas;

        "Final Order" means a judgment, order, decree, ruling, writ, assessment or arbitration award by the relevant Governmental Authority (a) that is not then stayed, enjoined, set aside, annulled or suspended and is in full force and effect and (b) as to which all conditions to the consummation of the transactions contemplated by the Merger Agreement expressly set forth in such judgment, order, decree, ruling, writ, assessment or arbitration award have been satisfied;

        "Financing" means any debt, equity or hybrid financing under which AltaGas (either directly or through any of its subsidiaries) receives proceeds to enable AltaGas to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof and any debt, equity or hybrid financing undertaken by AltaGas between the date of the Merger Agreement and the Closing Date;

        "Financing Failure" means any failure, for any reason, of funds to be available to AltaGas or its subsidiaries pursuant to, and in accordance with the terms and conditions of, the Debt Commitment Letter (or if definitive agreements relating to the funds contemplated by the Debt Commitment Letter have been entered into, pursuant to such agreements), unless AltaGas or its subsidiaries have received proceeds of any Financings and asset sales or dispositions (including as a result of casualty or condemnation) that are required by the Debt Commitment Letter to reduce the debt financing in accordance therewith in an amount sufficient to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof;

        "Financing Termination Fee" means an amount equal to US$205,000,000;

        "forward-looking statements" has the meaning ascribed thereto under the heading "Note Regarding Forward-Looking Information and Statements";

        "Global Security" has the meaning ascribed thereto under the heading "Description of Securities — Debt Securities";

        "Governmental Authority" means: (a) any federal, provincial, state, county, local or municipal government; (b) any governmental body, agency, authority, board, bureau, department or commission (including any taxing authority); and (c) any instrumentality or office of any of the foregoing (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions;

        "Hampshire" means Hampshire Gas Company, which provides regulated interstate natural gas storage services to Washington Gas under a FERC approved interstate storage service tariff;

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

        "Intervening Event" means a material event, development, circumstance, change, effect or occurrence that positively affects the business, financial condition or results of operations of WGL and its subsidiaries, taken as a whole, that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the magnitude or consequences of which were not known or reasonably foreseeable) to the WGL Board prior to the date of the Merger Agreement, and which event, development, circumstance, change, effect or occurrence (including any change in magnitude or consequences thereof) becomes known to the WGL Board before the WGL Shareholder Approval is obtained; provided, however, in no event shall the receipt, existence of or terms of a Competing Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event;

        "Investor" means OMERS, the pension plan for Ontario's municipal employees;

        "Law" means any law, rule, regulation, directive, ordinance, code, statute, governmental determination, Order, treaty, convention, governmental certification requirement or other legally enforceable requirement of any Governmental Authority or similar provisions having the force or effect of law;

        "LNG" means liquefied natural gas;

        "LPG" means liquefied petroleum gas;

        "Marquette Connector Pipeline" means the proposed new pipeline to be constructed, owned and operated by SEMCO Gas that will connect the Great Lakes Gas Transmission pipeline to the Northern Natural Gas pipeline in Marquette, Michigan;

        "Mcf" means a thousand cubic feet of natural gas at standard imperial conditions of measurement. One Mcf equals approximately 10.32 Therms;

        "Meade" means Meade Pipeline Co LLC;

        "Merger Agreement" means the agreement and plan of merger dated as of January 25, 2017 among AltaGas, Merger Sub and WGL, as amended or amended and restated from time to time;

        "Merger Consideration" has the meaning ascribed thereto under the heading "Recent Developments — Acquisition of WGL — The Merger Agreement";

        "Merger Sub" means Wrangler Inc., a Virginia corporation and an indirect wholly-owned subsidiary of AltaGas;

        "Moody's" means Moody's Investors Service, Inc.;

        "Mountain Valley Pipeline" means Mountain Valley Pipeline, LLC;

        "MW" means megawatt; one MW is 1,000,000 watts; the watt is the basic electrical unit of power;

        "MWh" means megawatt-hour;

        "NGL" means those hydrocarbon components that can be recovered from natural gas as liquids, including, but not limited to, ethane, propane, butanes, pentanes plus, condensate and small quantities of non-hydrocarbons;

        "Normalized FFOPS" means normalized funds from operations per Common Share;

        "NYSDEC" means the New York State Department of Environmental Conservation;

        "Order" means any order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, whether temporary, preliminary or permanent, of a Governmental Authority or arbitrator;

        "Outside Date" means 5:00 p.m., Washington D.C. time on July 23, 2018;

        "participants" has the meaning ascribed thereto under the heading "Description of Securities — Debt Securities — Global Securities";

        "Petrogas" means Petrogas Energy Corp., a privately-held North American integrated midstream company;

        "Pomona Energy Storage Facility" means the 20 MW lithium ion battery storage facility in Pomona, California, owned by AltaGas' indirect wholly-owned subsidiary AltaGas Pomona Energy Storage Inc.;

        "Preferred Shares" means the preferred shares of any series in the capital of AltaGas;

        "Preferred Shares, Series A" means the cumulative redeemable 5-year fixed rate reset Preferred Shares, Series A, of AltaGas;

        "Preferred Shares, Series B" means the cumulative redeemable floating rate Preferred Shares, Series B, of AltaGas

        "Preferred Shares, Series C" means the cumulative redeemable 5-year fixed rate reset Preferred Shares, Series C, of AltaGas (U.S. dollar);

        "Preferred Shares, Series D" means the cumulative redeemable floating rate Preferred Shares, Series D, of AltaGas (U.S. dollar);

        "Preferred Shares, Series E" means the cumulative redeemable 5-year fixed rate reset Preferred Shares, Series E, of AltaGas;

        "Preferred Shares, Series G" means the cumulative redeemable 5-year fixed rate reset Preferred Shares, Series G, of AltaGas;

        "Preferred Shares, Series I" means the cumulative redeemable 5-year minimum fixed rate reset Preferred Shares, Series I, of AltaGas;

        "Preferred Shares, Series K" means the cumulative redeemable 5-year minimum fixed rate reset Preferred Shares, Series K, of AltaGas;

        "Prospectus" means this short form base shelf prospectus dated June 13, 2018 qualifying up to US$2,000,000,000 of Securities;

        "prospectus supplement" means a prospectus supplement to the Prospectus;

        "PSC of D.C." means the Public Service Commission of the District of Columbia;

        "PSC of MD" means The Maryland Public Service Commission;

        "Purchase Price" means the aggregate purchase price of US$4,544,905,093 payable by Merger Sub pursuant to the Merger Agreement;

        "Regulatory Approvals" means the State Regulatory Approvals, the CFIUS Approval and the FERC Approval;

        "Regulatory Termination Fee" means an amount equal to US$68,000,000;

        "Remedial Action" means committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (a) the sale, license, holding separate or other disposition of assets or businesses of AltaGas or WGL or any of their respective subsidiaries, (b) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of AltaGas or WGL or any of their respective subsidiaries and (c) creating any relationships, ventures, contractual rights, obligations or other arrangements of AltaGas or WGL or any of their respective subsidiaries;

        "Restraint" means if (A) any Governmental Authority of competent jurisdiction shall have issued any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement and such Order is in full force and effect and has become final and non-appealable; or (B) any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of the transactions contemplated by the Merger Agreement and such Law is in full force and effect;

        "RIPET" means the Ridley Island Propane Export Terminal, the propane export terminal being constructed by AltaGas' subsidiary, Ridley Island LPG Export Limited Partnership, to ship up to 1.2 million tonnes of propane per annum and to be located on a portion of land leased by Ridley Terminals Inc. from the Prince Rupert Port Authority, located on Ridley Island, near Prince Rupert, British Columbia;

        "Ripon" means the 49.5 MW gas-fired generation facility in Ripon, California, owned by AltaGas' indirect wholly-owned subsidiary AltaGas Ripon Energy Inc.;

        "San Joaquin Facilities" means the 330 MW Tracy, the 97 MW Hanford and the 96 MW Henrietta gas-fired generation facilities located in northern California, owned by AltaGas' indirect wholly-owned subsidiary AltaGas San Joaquin Energy Inc.;

        "SCC of VA" means The Commonwealth of Virginia State Corporation Commission;

        "SEC" means the U.S. Securities and Exchange Commission;

        "Securities" means, collectively, the Debt Securities and Preferred Shares which may be issuable by AltaGas pursuant to this Prospectus (including any prospectus supplement containing the specific terms of any such Securities and other information relating to the offered Securities);

        "Securities Act" has the meaning ascribed thereto under the heading "Where to Find More Information";

        "SEDAR" means the System for Electronic Document Analysis and Retrieval;

        "SEMCO" means SEMCO Energy, Inc.;

        "SEMCO Gas" means the Michigan natural gas distribution business conducted by SEMCO in Michigan under the name SEMCO Energy Gas Company;

        "S&P" means Standard & Poor's Ratings Services;

        "State Regulatory Approvals" means any Consents required by the PSC of D.C., the PSC of MD or, with respect to matters in the purview of the SCC of VA's Division of Public Utility Regulation, the SCC of VA;

        "Subscription Receipts" means the subscription receipts of AltaGas;

        "Subscription Receipt Offering" means, collectively, the issue by AltaGas of 67,800,000 Subscription Receipts at a price of $31.00 per Subscription Receipt on February 3, 2017 and the subsequent issue by AltaGas of an additional 3,800,000 Subscription Receipts at a price of $31.00 per Subscription Receipt pursuant to the partial exercise of an over-allotment option granted to the underwriters in the Subscription Receipt Offering;

        "Superior Proposal" means a bona fide written Competing Proposal (except that any reference in the definition of "Competing Proposal" to "15% or more" shall be deemed to be a reference to "more than 50%" for purposes of this definition of "Superior Proposal") on terms which the WGL Board (or a duly authorized committee thereof) determines in good faith, after consultation with WGL's independent financial advisors, to be more favorable to the holders of WGL Shares from a financial point of view than the transactions contemplated by the Merger Agreement (as the same may be proposed to be revised in accordance with the Merger Agreement, taking into account any relevant financial, legal, regulatory and other aspects of such proposal and the Merger Agreement;

        "terminable breach" has the meaning ascribed thereto under the heading "Recent Developments — Acquisition of WGL — The Merger Agreement — Termination";

        "Therm" is a natural gas unit of measurement that includes a standard measure for heating value. A therm of gas contains 100,000 British thermal units of heat, or the energy equivalent of burning approximately 100 cubic feet of natural gas under normal conditions. Ten million therms equal approximately one billion cubic feet of natural gas. One Mcf equals approximately 10.32 Therms;

        "Tranche B Bridge Facility" has the meaning ascribed thereto under the heading "Recent Developments — Acquisition of WGL — Financing the Acquisition — The Bridge Facility";

        "Tranche C Bridge Facility" has the meaning ascribed thereto under the heading "Recent Developments — Acquisition of WGL — Financing the Acquisition — The Bridge Facility";

        "Transco" means Transcontinental Gas Pipe Line Company, LLC;

        "Trustee" has the meaning ascribed thereto under the heading "Description of Securities — Debt Securities";

        "Indenture" has the meaning ascribed thereto under the heading "Description of Securities — Debt Securities";

        "TSX" means the Toronto Stock Exchange;

        "U.S." means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

        "U.S. GAAP" means U.S. generally accepted accounting principles;

        "Washington Gas" means Washington Gas Light Company, a subsidiary of WGL that sells and delivers natural gas primarily to retail customers in accordance with tariffs approved by the PSC of D.C., the PSC of MD and the SCC of VA.

        "Washington Gas Resources" means Washington Gas Resources Corporation, a subsidiary of WGL that owns the majority of the non-utility subsidiaries;

        "WGL" means WGL Holdings, Inc., a Virginia corporation;

        "WGL Board" means the board of directors of WGL;

        "WGL Board Recommendation" means the unanimous resolution of the WGL Board to recommend that WGL's shareholders approve the Merger Agreement and the plan of merger set forth therein;

        "WGL Energy Services" means WGL Energy Services, Inc. (formerly Washington Gas Energy Services, Inc.), a subsidiary of Washington Gas Resources that sells natural gas and electricity to retail customers on an unregulated basis;

        "WGL Energy Systems" means WGL Energy Systems, Inc. (formerly Washington Gas Energy Systems, Inc.), a subsidiary of Washington Gas Resources which provides commercial energy efficient and sustainable solutions to government and commercial clients;

        "WGL Midstream" means WGL Midstream, Inc., a subsidiary of Washington Gas Resources that engages in acquiring and optimizing natural gas storage and transportation assets;

        "WGL Shares" means the shares of common stock of WGL;

        "WGL Shareholder Approval" means the affirmative vote (in person or by proxy) of the holders of more than two-thirds of the outstanding WGL Shares entitled to vote at the WGL Shareholder Meeting;

        "WGL Shareholder Meeting" means a meeting of shareholders of WGL to consider the approval of the Merger Agreement, including any postponement, adjournment or recess thereof;

        "WGL Termination Fee" means an amount equal to US$136,000,000; and

        "WGSW" means WGSW, Inc., a subsidiary of Washington Gas Resources that was formed to invest in certain renewable energy projects.

 PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Certain Persons

        Section 124 of the Canada Business Corporations Act ("CBCA") and Section 6.2 of By-Law No. 1 of AltaGas Ltd. ("AltaGas") provide for the indemnification of directors and officers of AltaGas. Under these provisions, AltaGas shall indemnify a director or officer of AltaGas, a former director or officer, and an individual who acts or acted at AltaGas' request as a director or officer or in a similar capacity of another entity (collectively, an "Indemnified Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than in respect to an action by or on behalf of AltaGas to procure a judgment in its favor) in which the individual is involved because of that association with AltaGas or other entity, if the Indemnified Person fulfills the following two conditions: (a) he or she acted honestly and in good faith with a view to the best interests of AltaGas or in the best interests of such other entity as applicable and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. In respect of an action by or on behalf of AltaGas or such other entity to procure a judgment in its favor, AltaGas, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from AltaGas in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of his or her association with AltaGas or such other entity if he or she fulfills the conditions in clauses (a) and (b) of this paragraph and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

        Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or controlling persons of AltaGas pursuant to the provisions described above, or otherwise, AltaGas has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        AltaGas maintains directors' and officers' liability insurance with policy limits, subject to the insurance policy terms and conditions, of CAD$130,000,000 in the aggregate, subject to a deductible in respect of corporate reimbursement of CAD$250,000 for each indemnifiable loss or securities claim.. Generally, under this insurance AltaGas is reimbursed for payments in excess of the deductible made under corporate indemnity provisions on behalf of its directors and officers, and individual directors and officers (or their heirs and legal representatives) are covered for losses arising during the performance of their duties for which they are not indemnified by AltaGas. Noteworthy exclusions from coverage are: claims arising from deliberately fraudulent or criminal acts, those acts which result in illegal personal profit, violation of any fiduciary duty under the United States of America Employee Retirement Income Security Act of 1974 or any similar law, pollution clean-up costs (except for resultant shareholder actions), bodily injury, property damage or engineering professional services and claims brought by AltaGas against a director or officer except for shareholder derivative actions not assisted in by a director or officer of AltaGas.

        The foregoing is a description of the provisions of Section 124 of the CBCA and AltaGas's By-Law No. 1 regarding indemnification of directors and officers of AltaGas and AltaGas's directors' and officers' liability insurance in effect as of October 1, 2017.

        Additionally, directors and officers of AltaGas are party to indemnity agreements with AltaGas pursuant to which AltaGas has agreed to indemnify such directors and officers from liability arising in connection with the performance of their duties. Such indemnity agreements conform with the provisions of the CBCA.

II-1

 EXHIBIT INDEX

Exhibit Number	Description
*4.1	Annual information form of AltaGas dated February 28, 2018 for the year ended December 31, 2017.
*4.2	Audited consolidated financial statements of AltaGas and notes thereto as at and for the years ended December 31, 2017 and 2016 together with the auditors' report thereon.
*4.3	Management's discussion and analysis of results of operations and financial condition of AltaGas for the year ended December 31, 2017.
*4.4	Consolidated unaudited financial statements of AltaGas and notes thereto as at and for the three months ended March 31, 2018 and 2017.
*4.5	Management's discussion and analysis of results of operations and financial condition of AltaGas for the three months ended March 31, 2018.
*4.6	The information circular dated March 23, 2018 relating to the annual meeting of holders of Common Shares of AltaGas held on May 1, 2018.
*4.7	Audited consolidated financial statements of WGL Holdings, Inc. ("WGL") and notes thereto as at and for the years ended September 30, 2017 and 2016, together with the auditors' report thereon.
*4.8	Unaudited condensed consolidated financial statements of WGL as at March 31, 2018 and for the six months ended March 31, 2018.
*4.9

The unaudited pro forma consolidated financial statements of AltaGas as at and for the year ended December 31, 2017, and as at and for the three months ended March 31, 2018, in each case after giving effect to the acquisition of WGL and the related financing assumptions as described therein.

*4.10	Material change report of AltaGas dated June 13, 2018.
*5.1	Consent of Ernst & Young LLP.
*5.2	Consent of Deloitte & Touche LLP.
*6.1	Power of attorney (included in the signature page to this Registration Statement).
*7.1	Form of Indenture between AltaGas and The Bank of New York Mellon as Trustee.
*7.2	Statement of Eligibility of The Bank of New York Mellon on Form T-1 for the form of indenture.

*
Filed herewith.

II-2

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

  (a)
  Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Country of Canada, on the 13th day of June, 2018.

ALTAGAS LTD.
By:	/s/ DAVID M. HARRIS
	Name:	David M. Harris
	Title:	President and Chief Executive Officer

III-2

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of David M. Harris, Timothy W. Watson, Brad Grant and Shaheen Amirali as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statements pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID M. HARRIS David M. Harris	President and Chief Executive Officer, Director (Principal Executive Officer)	June 13, 2018
/s/ TIMOTHY W. WATSON Timothy W. Watson	Executive Vice-President and Chief Financial Officer (Principal Financial Officer)	June 13, 2018
/s/ SHAUN TOIVANEN Shaun Toivanen	Vice-President and Controller (Principal Accounting Officer)	June 13, 2018
/s/ DAVID W. CORNHILL David W. Cornhill	Director, Chairman of the Board	June 13, 2018
/s/ CATHERINE M. BEST Catherine M. Best	Director	June 13, 2018
/s/ VICTORIA A. CALVERT Victoria A. Calvert	Director	June 13, 2018
/s/ ALLAN L. EDGEWORTH Allan L. Edgeworth	Director	June 13, 2018
/s/ DARYL H. GILBERT Daryl H. Gilbert	Director	June 13, 2018

III-3

Signature	Title	Date

/s/ ROBERT B. HODGINS Robert B. Hodgins	Director	June 13, 2018
/s/ PHILLIP R. KNOLL Phillip R. Knoll	Director	June 13, 2018
/s/ M. NEIL MCCRANK M. Neil McCrank	Director	June 13, 2018

III-4

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of AltaGas Ltd. in the United States, on June 13, 2018 in Calgary, Alberta, Canada.

AltaGas Services (U.S.) Inc.
By:	/s/ DAVID M. HARRIS
	Name:	David M. Harris
	Title:	Chief Executive Officer

III-5